JOSEPH SALAMA, State Bar No. 212225
LAW OFFICES OF JOSEPH SALAMA
165 N. Redwood Drive, Suite 285
San Rafael, CA 94903
Telephone: (415) 948-9030
Facsimile: (415) 479-1340

Attorneys for Petitioners
WINNEMUCCA SHOSHONI, MBS; AMERICAN STATES UNIVERSITY; CANNABIS SCIENCE, INC.; FREE SPIRIT ORGANICS; and HRM FARMS

IN THE UNITED STATES DISTRICT COURT

IN AND FOR THE EASTERN DISTRICT OF CALIFORNIA

WINNEMUCCA SHOSHONI, MBS; AMERICAN STATES UNIVERSITY; CANNABIS SCIENCE, INC.; FREE SPIRIT ORGANICS; and HRM FARMS; Plaintiffs, v. SAN JOAQUIN COUNTY BOARD OF SUPERVISORS; SAN JOAQUIN COUNTY COUNSEL; ERIN HIROKO SAKATA; MIGUEL VILLAPUDUA; KATHERINE MILLER; TOM PATTI; BOB ELLIOTT; CHUCK WINN; SAN JOAQUIN COUNTY DISTRICT ATTORNEY; SAN JOAQUIN COUNTY SHERIFF; DRUG ENFORCEMENT ADMINISTRATION; DOES 1-50, INCLUSIVE, Defendants	Case No. 2:17-CV-02271-KJM-EFB FIRST AMENDED COMPLAINT FOR: I. Violation of Supremacy Clause/Preemption [U.S. Const. art. VI, cl. 2] II. Unconstitutional Vagueness [U.S. Const. am. 5, 14] III. Unlawful Bill of Attainder/*Ex Post Facto* [U.S. Const. art. I, § 9, cl. 3] IV. Violation of Fifth Amendment - Procedural Due Process V. Violation of Fourth Amendment - Unlawful Seizure [42 U.S.C. §1983] REQUEST FOR - Temporary Restraining Order/Immediate Stay of Enforcement; - Return of Property Seized; - Preliminary Injunction; - Permanent Injunction; - Declaration re Ordinance Is Void; - Declaration re Search Warrant Is Void; - Declaration re Seizure Was Unlawful; - Punitive Damages; DEMAND FOR JURY TRIAL

GENERAL ALLEGATIONS

1. This Court has subject matter over this action pursuant to Title 28 of the United States Code, sections 1331, 1343, and 1367 as well as pursuant to Title 42 of the United States Code, sections 1983 and 1988.

2. All the events described herein occurred in San Joaquin County, California. Pursuant to Title 28 of the United States Code section 1931, venue is therefore appropriate here in the Eastern District Federal Court of California.

3. Plaintiff Winnemucca Shoshoni, MBS ["Winnemucca" or "Tribe"] is a sovereign Native American tribe. At all times herein the Tribe was the owner and operator of Free Spirit Organics, LLC, the manager and operator of a 250 acre plot located at 11700 West Lower Jones Road in Stockton California on which 26.19 acres were allocated exclusively to the growing of industrial hemp ["hemp"; "subject grow"].

4. Plaintiff Free Spirit Organics, LCC ["FSO"] is a wholly tribal-owned limited liability company organized under the laws of the State of Nevada and is a real party in interest with standing pursuant to FRCP 17(b). Free Spirit Organics is and at all times herein relevant was, the manager and operator of the subject grow.

5. Plaintiff American States University ["ASU"] is a California institution of higher education as defined under sections 81000 et. seq. of the California Food & Agricultural Code. ASU is a real party in interest, headquartered in Orange County California, a partner of Winnemucca tribe and FSO, and has standing pursuant to FRCP 17(b). ASU's executive staff includes Raymond C. Dabney President, CEO, and Co-Founder as well as Allen A. Herman, M.D., Ch.B., Ph.D., Chief Medical Officer, both of whom have been published, *inter alia,* in the medical journal *Frontiers in Oncology.* American States University has revolutionized higher education by creating a new vertically integrated model of operations to provide jobs throughout the community, full scholarships, and further-subsidized education packages to members of the Native American community and any other economically challenged individuals with the desire to improve their job skills based on ASU's curricula.

. 6. Plaintiff HRM Farms, Inc. [“HRM”] is a California corporation with a principal place of business in Holt, California at the site of the subject grow, and is a partner of Winnemucca, FSO, and ASU; a real party in interest; and has standing pursuant to FRCP 17(b).

7. Plaintiff Cannabis Science Inc. [“CSI”] is and at all times herein relevant a publicly traded corporation organized under the laws of the State of Nevada with a principal place of business in Orange County, California. CSI is comprised of a team of public health experts who have ongoing research with leading experts in cancer and public health research. Their initial research has been published in the peer-reviewed medical journal Frontiers in Oncology with further credits to Raymond C. Dabney, President and CEO of Cannabis Science Inc., and Dr. Allen A. Herman, Cannabis Science Inc., Chief Medical Officer. Other key management heads include the President of the Cannabis Science Scientific Advisory Board, retired United States Assistant Surgeon General Roscoe M. Moore, Jr., D.V.M., Ph.D., D.Sc. and the President of the Cannabis Science International Government Affairs Board, former United States House Representative Honorable Ronald V. Dellums (1971-1998). See attached Exhibit A. CSI has received U.S. Federal Government clearance, Commercial and Government Entity (CAGE) Code from the Defense Logistics Agency's CAGE Program Office at the U.S. Department of Defense, to receive U.S. Federal Government contracts. CSI works with leading experts in drug development and clinical research to develop, produce, and commercialize groundbreaking drugs using cannabinoids extracted and formulated from the hemp or cannabis plant as treatments for: Cancer, HIV/AIDS, Alzheimer’s, arthritis, asthma, autism, nearly all of the autoimmune diseases, brain trauma, diabetes, various digestive disorders, glaucoma, epilepsy, Parkinson’s disease, hypertension, influenza, pain management, Post-Traumatic Stress Disorder, Tourette’s Syndrome, infections, and several other neurobehavioral disorders and degenerative neurological conditions. CSI is researching and developing its proprietary cannabinoid-based solutions to optimize treatments with an overall emphasis on accessibility to those most in need.

8. Defendants San Joaquin County Board of Supervisors, Miguel Villapudua, Katherine Miller, Tom Patti, Bob Elliott, and Chuck Winn [collectively "Board"] are and at all times herein relevant were public servants and trustees entrusted with the duty of representing the residents of San Joaquin County, and at all times herein were acting, or purporting to act, within their official capacities with respect to the events described below.

9. Defendant Erin Hiroko Sakata ["Sakata"] is and at all times herein relevant was a California licensed attorney and employee of County, working in the San Joaquin County Counsel's office [County Counsel"]. Plaintiffs are informed and believe and thereon allege that Sakata bought this matter to the Board and presented her alleged "evidence" at the September 26, 2017 board meeting in support of the passage of the offending ordinance. Plaintiffs are informed and believe and thereon allege that Sakata coordinated and conspired with County Sheriff and other County officials to intentionally orchestrate the events described below with the specific intent to interfere with (a) the ability of plaintiffs to extract the cannabidiol cannabinoid ["CBD"] from their hemp and (b) the ability of plaintiffs to complete its agricultural research to provide CBD to patients in need of care.

10. Defendant San Joaquin County District Attorney ["District Attorney"] is a group of public employees and attorneys charged with prosecuting crimes on behalf of San Joaquin County. Plaintiffs are informed and believe and thereon allege that members from the District Attorney's office conspired with County Counsel and the Sheriff to deliver false information to the Board, whether knowingly, recklessly, or otherwise, at the public meeting on September 26, 2017.

11. Defendant San Joaquin County Sheriff ["Sheriff"] is a group of public employees charged with enforcement of actions in the unincorporated parts of San Joaquin County. Plaintiffs are informed and believe and thereon allege that members of the Sheriff's office conspired with County Counsel and the District Attorney's office to deliver false information to the Board, whether knowingly, recklessly, or otherwise, at the public meeting on September 26, 2017.

12. Defendant Drug Enforcement Agency ["DEA"] is a federal government organization and branch of the United States Department of Justice. It is presently unknown in what capacity DEA acted/failed to act in connection with the events below. Nonetheless plaintiffs are certain that they actively participated in the theft of plaintiffs' hemp, and the corresponding interruption in patient care, as they were present and in uniform during the unlawful raid.

13. Defendants Does 1-50 are sued in both their personal and official capacities as employees and/or officials of County and/or the United States Department of Justice ["DOJ"]. Plaintiffs are informed and believe and thereon allege that all defendants and Does 1-50 are, and each of them is, responsible for the acts alleged herein as the agents and employees of County and/or DOJ. Plaintiffs are informed and believe and thereon allege that all defendants were, and each was, when doing the acts herein alleged, acting within the scope of their office, authority, agency and/or employment, under color of law, in representative capacity on behalf of County and/or DOJ, and are therefore individually and collectively responsible for the acts complained of herein. County and/or DOJ defendants acting separately and in unison, directly and through their agents and subordinates, infringed on the rights of each of plaintiffs are responsible for drafting, maintaining, and/or administering the policies, procedures and/or practices and/or were responsible for execution, enforcement, and application of the aforementioned policies, procedures and/or practices and were each co-participants in the actions and inactions with the other named defendants herein which constitute violations of Constitutional law, federal law, and/or California law - most notably the passage, approval, and enforcement of the offending ordinance.

14. This action is brought without prejudice to plaintiffs' rights to seek monetary compensatory damages in a subsequent action or Amendment to this Complaint once their right to sue has been perfected under the California Government Tort Claims Act. Plaintiffs herein specifically and explicitly reserve that right.

15. This action is, at present, brought for injunctive relief, punitive damages, and fees with respect to the 1983 claims, and for return of the unlawfully seized property, not directly for compensatory damages, and therefore the individual defendants are proper defendants, and none of the defendants are protected by the Eleventh Amendment. Furthermore, there is no immunity, qualified or otherwise, where there is bad faith. *Armstrong v. Wilson* (9th Cir.1997) 124 F.3d 1019, 1026; *Pulliam v. Allen* (1984) 466 U.S. 522, 523; *Vidmar v. Williams* (N.D. Cal. 2005) 367 F.Supp.2d 1265. Defendants are hereby put on notice that any arguments which unsuccessfully raise these issues - such as in a 12(b)(6) motion - which are decided based on the aforementioned cases and their precedent/progeny - will be commented on at trial as further evidence of bad faith in support of plaintiffs' punitive damages requests.

16. This pleading joins with the 2014 Farm Bill and the California Industrial Hemp Farming Act in defining the distinction between hemp and marijuana as turning on the percent of the tetrahydrocannabinol cannabinoid ["THC"] present in the plant. A plant within the genus "Cannabis" and species "Sativa L." possessing 0.3% or lower concentration of THC is defined as industrial hemp ["hemp"]. A plant within the genus "Cannabis" and species "Sativa L." possessing greater than 0.3% concentration of THC is defined as marijuana. This definition assures that "hemp" refers to a non-psychoactive plant from which it is impossible to suffer deleterious effects. At no time herein was marijuana involved. The term "cannabis" strictly speaking, refers to both hemp and marijuana because they are both "Cannabis Sativa L." Usage of the term "cannabis" is accordingly nonspecific and which fails to distinguish between hemp and marijuana.

17. Many times throughout the events below several people working on both sides of this case took random samples from the subject grow of 26.19 acres. Plaintiffs are informed and believe and thereon allege that, without exception, every single tested sample has confirmed that there was no marijuana in the subject grow and that at all times every single plant tested was revealed to be hemp. That result is expected because the entire subject crop was at all times purely hemp.

INTRODUCTORY ALLEGATIONS

18. Paragraphs 18-26, inasmuch as they refers to defendants' knowledge, intent, or state of mind, are alleged on information and belief.

19. In October of 1492, Christopher Columbus mistakenly found North America on his way to Asia. Since the day he arrived, 98% of the real property belonging to the Native Americans was stolen from them.

20. In October of 1863, the United States Government entered into The Treaty of Ruby Valley with the Sosoni tribe of Nevada, ancestors of plaintiff Winnemucca, ending hostilities - yet conveying no land. Since then, using the Treaty as an excuse, the United States has exercised complete dominion over the subject 25 million acres, shutting out all protests by Sosoni descendants. The entirety of the 25 million acres belonging to the Native Americans has been stolen from them.

21. In October of 2017, on the 10th of this very month, apparently in celebration of Columbus Day and immediately after it, the San Joaquin County Sheriff ["Sheriff"] and the DEA jointly and cooperatively entered onto Winnemucca tribal fee land, onto the subject grow. Once there, they removed the lush green hemp plants, the valuable and painstakingly developed topsoil, and the surrounding signage. What was once a thriving agricultural parcel is now barren, dry, and essentially dead. The entirety of the Native American grow was stolen from them.

22. On that day and the days preceding it, County acted with a degree of moral repugnance this country hasn't seen for over a century and a half, in manner about which every non-native American should feel ashamed and embarrassed.

23. County Counsel specifically intended to target the Winnemucca tribe. Sakata, and/or one of her colleagues, interpreted the California Industrial Hemp Farming Act in such a manner to reach the purposeful conclusion that the Winnemucca were in violation. Plaintiffs are informed and believe and thereon allege that she knowingly and intentionally drafted the offending ordinance, a new "emergency" law criminalizing plaintiffs' existing grow

(specifically tailored to allow for its seizure), lied at a public meeting to justify both the passage of the offending ordinance and the urgent need such that plaintiffs would never be prepared for the seizure. Once approved, Sakata used Sheriff to punish the Winnemucca, effectively acting as all three branches of government.

24. Even Christoper Columbus, whose actions directly led to the deaths of 98% of the Native American race, gave the Native Americans a chance to speak before betraying them. County Counsel didn't even do that - likely because ten seconds of time to speak would have been sufficient to demonstrate that County counsel's representations to the board were fiction. The County's actions resembled the fliegendes Sonder-Standgericht drumhead trials Hitler authorized in 1945, where the factfinder, judge, jury, and executioner were all the same party.

25. As if this weren't enough, plaintiffs specifically asked for an opportunity to be heard after learning about the offending ordinance just before noon on Thursday, October 5, 2017. Within the hour, they were invited to come and share their side of the story at the next public meeting on November 7, 2017. In the meantime two business days later, on October 10, 2017, before the sun had arisen, in violation of the terms of the warrant, the Sheriff and DEA agents were at the grow, "eradicating" the "dangerous" grow they had just criminalized two weeks prior. The most creative among us would be hard pressed to imagine a better set of facts to demonstrate bad faith then telling a party it will be given due process, and purposefully acting before any process was afforded.

26. This is the United States of America rather than Hitler-controlled Germany, and the year is 2017 and not 1863. Accordingly, plaintiffs have brought the instant action to hold defendants accountable for their despicable actions/inactions, to recover what is rightfully theirs, and to salvage what they can in order to get thousands of patients back to receiving the cannabidiol cannabinoid ["CBD"] which had finally gave thousands of them hope of one day living asymptomatically.

FACTUAL ALLEGATIONS

27. Plaintiffs leased a wholly tribal owned 250 acre parcel of land in San Joaquin County. On a 26.19 acre portion of that land, plaintiffs planned to sow hemp. The cultivation of industrial hemp is legal in California, as it is in many other states, as it in on a federal level. The DEA has announced that hemp falls under the purview of the U.S. Department of Agriculture. Plaintiffs moved forward with their plans and applied for any and all paperwork necessary to be permitted to conduct such a grow.

28. On March 21, 2016 the Nevada Department of Agriculture approved FSO as an industrial hemp cultivar. A Declaration of Certification of Industrial Hemp Production pursuant to that approval was issued to FSO on June 20, 2016.

29 On July 31, 2017, despite technically being exempt from registration, in an effort to be both transparent to and cooperative with San Joaquin County, plaintiffs registered HRM as a grower of hemp with the San Joaquin County Agricultural Commission.

30. Prior to planting the seed, concerned about maximizing yields, about ensuring the plants thrived without pesticides, herbicides, or fungicides[1] and about the many other challenges involved, Winnemucca, itself an expert in grows (the tribe are descendants of the Shoshoni - a name which comes from “sosoni” and means “high growing grass”), contacted S.G. Farms, a private industry-leading grow consultant and recognized hemp growmaster, headquartered in Marin County, California.

31. S.G. Farms has - over the last five years - created cutting edge methods of water conservation (ironically implanting a technique Leonardo da Vinci developed but which has been forgotten over time), innovative grow techniques to enable even polluted land to be used to grow clean, organic, and healthy crops, and other techniques, the totality of which has earned S.G. Farms the reputation of doing more for agricultural development than “ten universities put together.” S.G. Farms was featured on the front page of O’Shaughnessy’s Journal of Clinical

[1] Both marijuana and hemp are accumulator crops, and it would be dangerous to use chemicals when cultivating them because the concentrated derivatives would be quite toxic if consumed.

Practice in the winter 2015/2016 edition in connection with the development and breeding of a new hemp strain with very impressive concentrations of a relatively unheard of cannabinoid known as tetrahydrocannabivarin, or THCV, the health benefits of which could potentially put CBD to shame. S.G. Farms gives guided and well-narrated tours of its facility to almost any interested party, although it focuses on educating law enforcement and legislative personnel to help them better understand what it is they are dealing with. S.G. Farms, in recognition of its purposes and goals, is the only agricultural research center in Marin given special permission from County to develop new strains.

32. Chief Bills of Winnemucca tribe ["Chief"] contacted S.G. Farms in connection with the subject grow, ultimately resulting in a cooperative consulting agreement. One of the terms was confidentiality to protect S.G. Farms' proprietary techniques until they were legally protected as intellectual property, or until S.G. Farms developed better ones. Given the present facts, S.G. Farms elected to come forward on the matter, and can demonstrate that the particular crop seized was its unique strain.

33. Setting aside the numerous constitutional violations detailed below, County Counsel's allegation that plaintiffs are not within the definition of Food & Agricultural Code section 81000(c)(2), even if true, would fail to justify County's actions, because plaintiffs are authorized to grow hemp pursuant to S.G. Farms' qualifications under section 81000(c)(1). This fact would never have been discovered by County Counsel because, plaintiffs are informed and believe and thereon allege, it was never genuinely sought in the first place. Had County Counsel afforded plaintiffs a true opportunity to be heard, or had this case been brought before an independent judiciary on the legality issue, the above facts would have been disclosed - and County Counsel would not have been able to punish plaintiffs. Plaintiffs are informed and believe this is why there was no process afforded - because County Counsel or someone influencing Sakata had malicious intent to seize the subject grow at any cost, without notice, either to intentionally punish plaintiffs or to convert it to their own financial profit, but in any

case in reckless disregard for plaintiffs' rights and the rights of the thousands of patients affected who will have no relief from their respective conditions.

34. In June of 2017, plaintiffs began cultivation of hemp on the subject grow. This was known - and on July 31, 2017 it was approved - by the County Agricultural Commission, identifying HRM as a grower of hemp on that parcel on a maps as "IHEMP." S.G. Farms went onto the parcel regularly - measuring, sampling, testing moisture, adjusting drainage, etc., then would record its findings. Chief Bills, as operator of the location, was responsible to the rest of plaintiffs for overseeing the grow.

35. On July 18, 2017, after overhearing concerns their parcel may contain an illegal grow, plaintiffs retained Steep Hill Testing Labs, an industry leader, located in Oakland California, to test another hemp sample. Analysis on that sample found THC at 0.21%, comfortably below the 0.3% limit.

36. To minimize the potential for criminal activity, at S.G. Farms suggestion, plaintiffs erected large, clear signage to any whom would come near the parcel making it clear that there was no marijuana growing there - unmistakably identifying it as industrial hemp.

37. On August 29, 2017, Sakata sent plaintiffs a letter referencing an August 17, 2017 investigation of a "cannabis grow" within the unincorporated area of County, claiming it was prohibited pursuant to County law. The letter further stated that "signage alone is not sufficient to establish an institution's ability to cultivate industrial hemp for agricultural or academic research in San Joaquin County." The letter demanded evidence supporting plaintiffs' claim of being an established research cultivar by September 11, 2017. Because the County can't quite understand that the word "cannabis" - which may be colloquially used interchangeably with "marijuana" - doesn't actually mean "marijuana", this letter was on its face confusing.

38. On September 11, 2017, plaintiffs responded to the letter addressing the County's position at length, disputing both the factual and legal basis for the County's letter. See Exhibit B, attached hereto. No one vested Sakata with the power to preside over any qualification

determination hearings. In fact, under the newly enacted California law, this was properly the domain of the newly established Industrial Hemp Advisory Board. Plaintiffs nonetheless, in their responsive letter, diligently addressed each request County Counsel made.

39. On September 12, 2017, San Joaquin County responded to plaintiffs' letter, declaring the September 11, 2017 letter non-responsive and insufficient to demonstrate an "Established Agricultural Research Institution for the purposes of agricultural or academic research."

40. On September 15, 2017, plaintiffs again replied offering specific information to support and substantiate, attaching a plethora of documentation as exhibits, including but not limited to: California Bureau for Private Postsecondary Education showing American States University as offering a number of "currently approved [educational] programs."

41. Apparently this third letter was not adequate because on September 26, 2017, the San Joaquin County Board of Supervisors passed and adopted the offending ordinance.

42. The video record of the meeting of September 26, 2017 speaks for itself- and the number of falsehoods disclosed at that meeting was substantial. To identify a few:

- The subject grow was described as 500 or 600 acres, considerably more than the actual 26.19 acres actually grown, causing it to fall under a commercial category;
- The suggestion that hemp is indistinguishable from marijuana was also made, when there is a measurable distinction, notably the THC content;
- The notable omission of the fact that hundreds if not thousands of patients have come to depend on CBD for their health as the only medication that gives them relief, and there's a shortage of CBD as a result of the DEA ban on imports;
-The implication that laboratories are difficult to find when plaintiffs have handed defendants binders with test results from local labs all over the bay area;
-The statement that the plant must be taken to a lab to test despite that there are countless products on the market, including on Amazon.com, which enable anyone to test using a portable handheld device;

-The suggestion that there is criminal activity associated with hemp growing without any shred of evidence;

- The "wise use of resources" argument is provably fallacious - the resources which were expended by the County on the subject grow would have likely saved a boy who was just recently shot nearby had defendants targeted the illegal marijuana grow up the road from the subject grow rather than plaintiffs' legal grow;

-The implication that small marijuana grows are hard to find when a simple and inexpensive drone can easily be used to map them out - and plaintiffs hereby make an offer to do this for defendants as it is apparently too difficult for them to figure out;

-Many more blatant misrepresentations which can be identified with a modestly competent google search, too numerous to list, as will be shown at trial.

43. On September 28, 2017, Sakata sent yet another letter to plaintiffs, this time attaching the offending ordinance, stating it was immediately effective, the subject grow was a public nuisance, and demanding abatement as "[e]ach day that [the] illicit grow remains constitutes a separate offense." (See Exhibit C, attached hereto).

44. On October 3, 2017, plaintiffs again had their crops analyzed, this time by Konocti Analytics R&D Program, another party, for purposes of verifying the Steep Hill findings. This test resulted in a finding of THC at 0.24%, again clearly designating it as hemp.

45. On October 5, 2017, Roger Agajanian, Administrative Dean of plaintiff ASU, telephoned the Board respectfully requesting a hearing. He was told to email Mimi Duzenski, Clerk of the Board. He did so and requested a hearing to be heard on October 24, 2017. He was denied, and instead told that plaintiffs would be put on the agenda for the next Board meeting on November 7, 2017. Duzenski wrote this from an email address with an "sj.gov" domain, and above her signature identifying her as Clerk of the Board. October 5, 2017, the date the email was sent, was a Thursday, one working day before Columbus Day weekend, a holiday observed by County. On October 6, 2017, Agajanian confirmed this in writing and discussed every portion of the offending ordinance. See attached Exhibit D.

46. The Sheriff, brandishing an embarrassingly inadequate search warrant with many of the aforementioned false facts sworn out by Agent Michael Eastin, the signature of a-not-easily-identified Magistrate with no typed name underneath, entered on the subject grow the next Tuesday, one day after Columbus day. See Attached Exhibit E. The warrant further does not identify what agency employs Eastin. The warrant does not indicate Eastin's expertise, experience, familiarity with the subject matter of the warrant, or the basis on which he believed the property authorized to be searched for including "Marijuana/Hemp" was illegal. Throughout the warrant, the terms "marijuana" and "hemp" are only used in conjunction with each other, never individually, despite that they are measurably unique products with a wildly different legal implication. The warrant does not indicate that Eastin had visited the subject grow on at least two prior occasions, including speaking with plaintiff Winnemucca's Chief, William Bills. The warrant further makes no mention of the research or development aspects which had been duly offered to defendants. The warrant prohibits night entry, yet at the time the Sheriff entered onto the subject grow, it was so dark that lights had to be erected. The warrant does not indicate that any property may be seized. The warrant was never correctly returned and there was no specific inventory performed of the evidence seized. There are many other deficiencies, too numerous to list herein, which will be shown at trial.

47. The offending ordinance purports to prohibit all growing of hemp for any purposes within the unincorporated areas of County, in direct conflict with existing law, in excess of the Board's delegated powers, in violation of United States Constitution, and in violation of plaintiffs' constitutionally protected rights, and is therefore void pursuant to the Supremacy Clause.

48. The offending ordinance denies plaintiffs the ability to continue to cultivate industrial hemp plants in violation of the Agricultural Act of 2014 ["Farm Bill"] signed into law by former President Barack Obama which specifically permits such cultivars, codified at 7 U.S.C. 5940(a) and the corresponding California Industrial Hemp Farming Act signed into law by Governor Jerry Brown in 2013. Obstacle preemption arises when a challenged ordinance

stands as an obstacle to the accomplishment and execution of the full purposes and objectives of a higher law. *Crosby v. National Foreign Trade Council* (2000) 530 U.S. 363. The offending ordinance is therefore in violation of and preempted by both of these laws as the objectives of the higher laws - to promote hemp cultivation - is being directly prohibited.

49. The offending ordinance uses the terms "marijuana", "cannabis", "Cannabis Sativa L." and "hemp" in such a confusing matter, technically incorrect from a strict constructionist perspective, such that an ordinary person, or even an attorney "of ordinary intelligence" would have trouble saying for sure what is being permitted and what is not. Therefore the ordinance as written is unconstitutionally vague. *Connally v. General Construction Co.* (1926) 269 U.S. 385, 391.

50. The United States Constitution likewise prohibits "[L]egislative acts, no matter what their form, that apply either to named individuals or to easily ascertainable members of a group in such a way as to inflict punishment on them without a judicial trial are bills of attainder prohibited by the Constitution." *United States v. Lovett* (1946) 328 U.S. 303, 315-6; *accord*, *Estate of Castiglioni* (1995) 40 Cal.App.4th 367, 377, fn. 17; *California State Employees Assn. v. Flournoy* (1973) 32 Cal.App.3d 219, 225. The subject ordinance was specifically tailored to the subject grow, targeting plaintiffs with deliberate intention. For this reason it is unconstitutional.

51. In addition to being preempted, vague, and constituting a bill of attainder, the offending ordinance constitutes an *ex post facto* law: "[t]he Ex Post Facto Clause forbids the Congress to enact any law "which imposes a punishment for an act which was not punishable at the time it was committed…" *Weaver v. Graham* (1981) 450 U.S. 24, 28. This is precisely what happened in the present case.

52. County proceeded on an emergency basis to ensure that plaintiffs were surprised, could not be heard or have time to remediate. Moreover, County was specifically told of the majority of the illegalities contained in the ordinance by Agajanian and nonetheless failed to address them at the public meeting or at all. Finally, in what can only be viewed as sheer bad

faith, the County informed plaintiffs that they could come to the meeting on November 7, 2017 to voice their concerns whilst simultaneously planning to preemptively enter onto their land with a fraudulently obtained search warrant, exceed its stated scope, and unlawfully seize their hemp crops without affording them one second of time at a board meeting to be heard.

53. Given the degree of egregious conduct, one can only speculate what defendants' true motivations were. Whatever they are, their actions are clearly and inexcusably unlawful, and plaintiffs have been severely damaged as a result.

FIRST CAUSE OF ACTION

Violation of Supremacy Clause/Preemption Doctrine

[U.S. Const. art. VI, cl. 2]

(by all plaintiffs against all defendants)

54. Plaintiffs hereby incorporate the entirety of the above and below allegations as if fully set forth hereunder.

55. The Supremacy Clause and Preemption Doctrines are guaranteed by Clause 2 of Article VI of the United States Constitution. Where there is a direct conflict of laws, such as legalization of industrial hemp, and clear legislations permitting it on the federal and/or state level, a lower state authority is prohibited from enacting any conflicting laws.

56. Defendants, and each of them, acted under color of a law when they seized plaintiffs property on October 10, 2017. The offending ordinance is in direct conflict with California law inasmuch as it vest the power to determine compliance in San Joaquin County, rather than the Industrial Hemp Advisory Board. Moreover, this law is in direct conflict with federal law which states that hemp is permitted if a grower is operating within the boundaries of the state law, and obtained approval from the U.S. Department of Agriculture as was the case here.

57. The importance of the Supremacy clause and Preemption doctrines in this specific context cannot be overstated: Defendants relied on approvals from the U.S. Department of Agriculture and from the State of Nevada Department of Agriculture and from

the San Joaquin County Agricultural Commission itself who plaintiffs made sure knew everything about the subject grow, and they all knew they could request testing at any time. Plaintiffs were open and transparent at every step. In reliance on these approvals, they invested countless sums into the growing of the hemp seized, including hiring S.G. Farms; creating and erecting customized signage to ensure that no criminal activity developed; testing of the soil before planting the seeds to ensure that there were no pesticides, herbicides, fungicides, or other chemical contaminants which would taint the grow and which would harm patients; developing a customized water conservation technique *specific to this very grow*, to test it for research purposes as well as to minimize water waste; and many others. A private party should be allowed to rely on representations by its government, particularly when it goes out of its way to comply with every law and be an open book to every entity of government involved.

58. As a proximate result of these act and/or omissions, plaintiffs have been damaged in an amount to be proven at trial, presently estimated to be in excess of $77M.

59. Plaintiffs are informed and believe and thereon allege that defendants' conduct, and each of theirs', was malicious, oppressive and/or in reckless disregard of their rights, entitling them to recover punitive damages.

Wherefore plaintiffs pray for relief as set forth fully below.

SECOND CAUSE OF ACTION

Violation of Vagueness Doctrine

[U.S. Const. am. 5, 14]

(by all plaintiffs against all defendants)

60. Plaintiffs hereby incorporate the entirety of the above and below allegations as if fully set forth hereunder.

61. A law cannot be so complex that a person of ordinary intelligence not be able to make sense of it.

62. The offending ordinance states "…due to the fact that industrial hemp and cannabis are derivatives of the same plant, Cannabis sativa L., the appearance of industrial

hemp and cannabis are indistinguishable" which appears to make no sense, as it appears to be classifying plants based on capitalization.

63. Subsequent to this, the ordinance says "Due to the fact that industrial hemp and cannabis are indistinguishable…" which is even more confusing because industrial hemp is cannabis.

64. In as much as "cannabis" is used to mean "marijuana", which might be the case for the majority of the ordinance, this disregards that the term "cannabis" encompasses hemp as well.

65. When all of this is taken together, as it is in the offending ordinance, it results in a person "of ordinary intelligence" not being able to understand what is permitted and what it not, and is therefore unconstitutionally vague. *Connally v. General Construction Co.* (1926) 269 U.S. 385, 391.

66. As a proximate result of these act and/or omissions, plaintiffs have been damages in an amount to be proven at trial, presently estimated to be in excess of $77M.

67. Plaintiffs are informed and believe and thereon allege that defendants' conduct, and each of theirs', was malicious, oppressive and/or in reckless disregard of plaintiffs' rights, jusitfying an award of punitive damages.

Wherefore plaintiffs pray for relief as set forth fully below.

THIRD CAUSE OF ACTION

Unlawful Bill of Attainder/*Ex Post Facto* Law

[U.S. Const. art. I, § 9, cl. 3]

(by all plaintiffs against all defendants)

68. Plaintiffs hereby incorporate the entirety of the above and below allegations as if fully set forth hereunder.

69. The United States Constitution forbids legislative bills of attainder: in federal law under Article I, Section 9, and in state law under Article I, Section 10. The fact that the

Founding Fathers banned them even under state law reflects the importance that the framers attached to this issue.

70. Within the United States Constitution, the clauses forbidding attainder laws serve two purposes. First, they reinforce the separation of powers, by forbidding the legislature to perform judicial or executive functions—since the outcome of any such acts of legislature would of necessity take the form of a bill of attainder. Second, they embody the concept of due process, partially reinforced by the Fifth Amendment to the Constitution. The text of the Constitution, Article I, Section 9, Clause 3 is "No Bill of Attainder or *ex post facto* Law shall be passed." This issue is so vital to the operations of government that the constitution of every single state also expressly forbids bills of attainder.

71. At least 20% of the meeting during which the offending ordinance was passed was devoted to targeting the subject grow specifically, from identifying the grow, to deciding issues of amendment of the ordinance of it based on notice of its existence "leaking" to the plaintiffs, to tailoring the raid specifically to surprise them. This is all evident from the video of the meeting available on the web.

72. Because plaintiffs are easily ascertainable members of a group and because the law inflicts punishment on only them without a judicial trial, it is an unlawful bill of attainder,

73. Because the County made something already happening criminal, and denied plaintiffs a realistic ability to abate the grow as well as an opportunity to be heard, the offending ordinance is an *ex post facto* law as well.

74. As a proximate result of these act and/or omissions, plaintiffs have been damages in an amount to be proven at trial, presently estimated to be in excess of $77M.

75. Plaintiffs are informed and believe and thereon allege that defendants' conduct, and each of theirs', was malicious, oppressive and/or in reckless disregard of plaintiffs' rights, jusitfying an award of punitive damages.

Wherefore plaintiffs pray for relief as set forth fully below.

///

FOURTH CAUSE OF ACTION

Violation of Fifth Amendment - Procedural Due Process

[42 U.S.C. §1983]

(by all plaintiffs against all defendants)

76. Plaintiffs hereby incorporate the entirety of the above and below allegations as if fully set forth hereunder.

77. The Fifth Amendment guarantees that "No person shall…be deprived of life, liberty, or property, without due process of law," and is applied to all states by the Fourteenth Amendment. Defendants and each of them have effectively stolen $77M from plaintiffs without affording them due process and accordingly, their actions were both unlawful and unconstitutional.

78. Defendants, and each of them, went out of their way to ensure that no process was available to plaintiffs:

- They acted on alleged emergency basis, when there was no emergency, using that as a reason to fail to notify anyone opposed to the offending ordinance before it was passed, including all of plaintiffs, whilst concurrently taking great care to inform those in favor of it to purposefully fabricate an apparent "good record" of public participation;
- They informed plaintiffs of passage of the ordinance and demanded removal of crops and acted on that demand within far too short a window to reasonably permit compliance;
- They appeared to agree to afford plaintiffs due process, and then betrayed that agreement by entering onto the subject grow and steal it beforehand;
- Other acts, which shall be proven at trial, all according to proof.

79. Defendants, and each of them, in so acting and failing to act, have proximately caused damage to the thousands of patients plaintiffs service who will suffer personal injury as a direct result of their actions and omission.

80. Plaintiffs are informed and believe and thereon allege that defendants' conduct, and each of theirs', was malicious, oppressive and/or in reckless disregard of plaintiffs' rights.

Wherefore plaintiffs pray for relief as set forth fully below.

FIFTH CAUSE OF ACTION

Violation of Fourth Amendment - Unlawful Seizure

[42 U.S.C. §1983]

81. Plaintiffs hereby incorporate the entirety of the above and below allegations as if fully set forth hereunder.

82. The Fourth Amendment, applied to the States by virtue of the Fourteenth Amendment, protects the People of the United States from unreasonable search and seizure.

83. The search warrant at issue contained inaccurate facts sworn out by Agent Michael Eastin, and the signature of a-not-easily-identified Magistrate was taken, with no typed name underneath. The warrant further does not identify what agency employs Eastin. The warrant does not indicate Eastin's expertise, experience, familiarity with the subject matter of the warrant, or the basis on which he believed the property authorized to be searched for including "Marijuana/Hemp" was illegal. Throughout the warrant, the terms "marijuana" and "hemp" are only used in conjunction with each other, never individually, despite that they are measurably unique products with a wildly different legal implications. The warrant does not indicate that Eastin had visited the subject grow on at least two prior occasions, including speaking with plaintiff Winnemucca's Chief Bills. The warrant further makes no mention of the research or development aspects, evidence of which had been duly handed to defendants. The warrant prohibits night entry, yet at the time the Sheriff entered onto the subject grow, it was so dark that lights had to be erected. The warrant does not indicate that any property may be seized. The warrant was never correctly returned and the exact amounts of what were taken have not been verified. There are many other deficiencies, too numerous to list herein, but which will be shown at trial in this matter.

84. Given the gross insufficiency of the search warrant and the gross deviations from its scope, the seizure is an unlawful violation of the Fourth Amendment.

85. As a proximate result of these act and/or omissions, plaintiffs have been damages in an amount to be proven at trial, presently estimated to be in excess of $77M.

86. Plaintiffs are informed and believe and thereon allege that defendants' conduct, and each of theirs', was malicious, oppressive and/or in reckless disregard of plaintiffs' rights, jusitfying an award of punitive damages.

Wherefore plaintiffs pray for relief as set forth fully below.

IRREPARABLE HARM

Plaintiffs hereby incorporate by reference their Application for a temporary restraining order to be filed immediately after this Complaint in which they detail the reasons they believe they have a strong likelihood of success on the merits as well as will suffer irreparable harm if the requested relief is denied.

PRAYER

WHEREFORE, plaintiffs request judgment be entered in their favor as follows:

- Defendants be ordered to immediately return the hemp taken as well as any all other items seized or, if no longer available, the reasonable value thereof;

- Defendants and each of them be enjoined from acting pursuant to the offending ordinance or any other similar ordinance they may choose to create;

- Defendants and each of them be enjoined from interfering with plaintiffs' growing of hemp, except as may be explicitly authorized by the legislature or the newly forming Industrial Hemp Advisory Board;

- Defendants and each of them be enjoined from entering onto plaintiffs' land except for the purposes of taking samples of the crops thereon grown, and then only by appointment and prior consent, not to be unreasonably withheld;

- An order declaring the each and all of the actions taken against plaintiffs by defendants was unlawful and unconstitutional;
- An order declaring the offending ordinance unconstitutional and therefore void;
- An order declaring the search warrant issued unconstitutional and therefore void;
- An order declaring that any and all criminal actions pursuant to the offending ordinance be dismissed with prejudice;
- Return of the property wrongfully seized or, if no longer available, the fair market value;
- Punitive damages against the individually named defendants;
- Attorney fees and costs pursuant to 42 U.S.C. §1988;
- Any and all other allowable damages according to proof;
- Other further relief as this Honorable Court may deem just and appropriate.

Respectfully submitted,
LAW OFFICES OF JOSEPH SALAMA

October 27, 2017

__/s/ Joseph Salama__________
JOSEPH SALAMA
Attorneys for Plaintiffs
WINNEMUCCA SHOSHONI, MBS;
AMERICAN STATES UNIVERSITY;
CANNABIS SCIENCE, INC.; FREE
SPIRIT ORGANICS; and HRM FARMS

frontiers in Oncology

PERSPECTIVE
published: 19 September 2017
doi: 10.3389/fonc.2017.00208

Nanoparticle Drones to Target Lung Cancer with Radiosensitizers and Cannabinoids

Wilfred Ngwa[1,2]*, *Rajiv Kumar*[1,3], *Michele Moreau*[1,2], *Raymond Dabney*[4] and *Allen Herman*[4]

[1]Department of Radiation Oncology, Dana-Farber Cancer Institute, Brigham and Women's Hospital, Harvard Medical School, Boston, MA, United States, [2]University of Massachusetts Lowell, Lowell, MA, United States, [3]Northeastern University, Boston, MA, United States, [4]Cannabis Science Inc., Irvine, CA, United States

Nanotechnology has opened up a new, previously unimaginable world in cancer diagnosis and therapy, leading to the emergence of cancer nanomedicine and nanoparticle-aided radiotherapy. Smart nanomaterials (nanoparticle drones) can now be constructed with capability to precisely target cancer cells and be remotely activated with radiation to emit micrometer-range missile-like electrons to destroy the tumor cells. These nanoparticle drones can also be programmed to deliver therapeutic payloads to tumor sites to achieve optimal therapeutic efficacy. In this article, we examine the state-of-the-art and potential of nanoparticle drones in targeting lung cancer. Inhalation (INH) (air) versus traditional intravenous ("sea") routes of navigating physiological barriers using such drones is assessed. Results and analysis suggest that INH route may offer more promise for targeting tumor cells with radiosensitizers and cannabinoids from the perspective of maximizing damage to lung tumors cells while minimizing any collateral damage or side effects.

Keywords: smart nanoparticles (drones), radiotherapy, radiosensitizers, cannabinoids, inhalation, intravenous delivery, lung cancer, therapeutic efficacy

OPEN ACCESS

Edited by:
John Varlotto,
University of Massachusetts Medical Center, United States

Reviewed by:
Wenyin Shi,
Thomas Jefferson University, United States
Shiv K. Gupta,
Mayo Clinic Minnesota, United States

Correspondence:
Wilfred Ngwa
wngwa@lroc.harvard.edu

Specialty section:
This article was submitted to Radiation Oncology, a section of the journal Frontiers in Oncology

Received: *27 June 2017*
Accepted: *24 August 2017*
Published: *19 September 2017*

Citation:
Ngwa W, Kumar R, Moreau M, Dabney R and Herman A (2017) Nanoparticle Drones to Target Lung Cancer with Radiosensitizers and Cannabinoids. Front. Oncol. 7:208. doi: 10.3389/fonc.2017.00208

INTRODUCTION

Nanomedicine, the application of nanotechnology to medicine, has opened a new, previously unimaginable world in cancer diagnosis and therapy. Today new multifunctional nanoplatforms or smart nanomaterials (nanoparticle drones) can be constructed and endowed with image contrast enhancement capabilities for techniques such as computed tomography (CT) and magnetic resonance imaging (MRI) (1, 2) and can contain therapeutic payloads programmed for targeted delivery to disease sites (3). The vision of combining diagnostics and therapeutics, now being referred to as theranostics, was considered futuristic only a few years ago but is now clearly achievable—the future is almost now!

Recognizing the potential impact of nanomedicine, the National Cancer Institute created the Alliance for Cancer Nanotechnology to leverage the potential of nanotechnology toward transforming the way cancer is diagnosed, treated, or prevented. Projects funded by this Alliance have led to significant research breakthroughs and have even entered successful clinical trials (4). Today, cancer nanomedicine now includes burgeoning research and development in nanoparticle-aided radiotherapy (NRT). A recent article (5) provides a robust review of NRT developments for over a decade in NRT with gold nanoparticles (GNPs), highlighting emerging approaches, challenges, and opportunities for further research toward clinical translation. Beyond GNP, other research

has highlighted the use of alternative nanoparticle platforms like gadolinium nanoparticles (6, 7), hafnium nanoparticles (8), platinum-based chemotherapy drug platforms, and others with theranostic capability (9, 10).

In general, the key goal for NRT and cancer drug development efforts is the same, which is to optimize therapeutic efficacy/ratio. To this end, recent advances in the design of smart nanomaterials proffer tremendous potential toward realizing this goal. Such smart materials (11) are specifically designed to be sensitive to a specific stimulus, such as temperature, magnetic field, ultrasound intensity, light or radiation, and pH, and to then respond in active ways including radiosensitization or changing their structure for drug delivery, or other functions that have the potential to cogently enhance treatment outcomes.

Gold nanoparticles provide an excellent template for building such nanoparticle drones. They are biocompatible radiosensitizers (5), proffering relatively no toxicity. They can readily interact with photons by the photoelectric effect, to emit missile-like photoelectrons or Auger electrons in the micrometer range, to substantially boost RT damage to cancer cells. In the photoelectric effect, photons interact with the nanomaterials, with the probability of photoelectric interaction inversely proportional to the cube of the photon energy (5). Once the photoelectron is emitted, this creates a vacancy that may be filled by an electron from a higher energy level. The resulting release of energy could then also knockout Auger electrons. The Auger electrons are shorter range and with high linear energy transfer, so can lead to highly localized damage. Such highly localized damage to tumor cells can allow minimization of the primary radiotherapy dose and hence normal tissue toxicity. Nanoplatforms such as GNPs are also particularly attractive for building nanoparticle drones because they can provide CT and photoacoustic imaging contrast and are suitable for drug loading and attaching targeting moieties. Depending on surface functionalization, type of drug, and desired application, GNPs can be easily loaded with drugs or other molecules through either non-covalent interactions or covalent conjugation. Loading of drugs onto GNPs may improve their stability and biodistribution in biological media since the drugs are protected in the carrier. In short, multifunctional nanoparticle drones based on GNPs hold great promise in cancer nanomedicine.

CHALLENGES AND OPPORTUNITIES IN CANCER NANOMEDICINE AND NRT

Despite advances in cancer nanomedicine, a major challenge is to ensure that a sufficiently potent concentration of the nanoparticles or drug payload reaches the disease site with minimal systemic or off-target toxicities. In general, nanomedicine holds advantage over conventional medicine because the enhanced permeability and retention effect allows preferential delivery of payloads to tumor sites, and the ability to sustainably release such payloads overtime once they reach the tumors. The challenge to deliver sufficiently potent payloads is particularly relevant for external beam NRT (5), with a lower fraction of kilovolt energy photons, which can interact with nanoparticles to activate the emission of micrometer-range electrons. The challenge to deliver potent concentrations of drug payloads with minimal side effects is particularly relevant to delivery of drugs like cannabinoids whose clinical translation has been hampered by the psychotic side effects (12). New treatment strategies are, therefore, needed to overcome these challenges and improve therapeutic efficacy, allowing enhanced tumor cell killing while sparing normal tissue.

PERSPECTIVES

One strategy to consider is the route by which nanoparticle drones with radiosensitizers or drugs can navigate physiological barriers to reach the tumor with minimal systemic toxicities. This will depend on the tumor site. One tumor site that could significantly benefit from new strategies is lung cancer, the leading cause of cancer deaths. Two key routes for targeting nanoparticle drones to lung tumors are inhalation (INH or "air") route and intravenous (IV or "sea") route, i.e., through the blood stream.

Previous studies show that administering nanoparticles *via* IV route may result in up to 5% nanoparticles reaching the lung, compared to 3.5–14.6 times higher nanoparticle concentrations when administered *via* INH (13, 14). Taking this into account, we have previously investigated the potential for enhancing external beam radiotherapy for lung cancer using high-Z nanoparticles (made of gold or platinum-based chemotherapy drugs) administered *via* INH (15). The results of this work indicate that administering nanoparticles *via* the INH route could enable clinically significant damage enhancement to lung tumors compared to using IV routes of administration during external beam radiotherapy for lung cancer. Building on this work, we conducted additional experiments using nanoparticle drones based on GNP using transgenic mouse models.

The design of such nanoparticle drones described in our previous work (16) particularly takes size and nanoparticle functionalization into account. The size is optimized to ensure increased circulation and tumor uptake. Meanwhile, PEGylation confers stealth to the nanoparticle drones, thereby, also enabling longer circulation time for nanoparticles administered intravenously. Such longer circulation allows for higher amounts of nanoparticles to concentrate in the tumor. The hetero-bifunctional-polyethylene glycol with amine, carboxyl, and methoxy ligands, also allows for conjugating various moieties such as imaging or targeting ligands, as well as radiosensitizers or drugs. The imaging capability of these nanoplatforms has already been demonstrated *in vitro* and *in vivo* (16). A number of recent efforts have also developed nanoparticle drone platforms, including biogenic GNPs (17, 18) and drug-loaded gold plasmonic nanoparticles (19, 20) for different applications. For lung tumors, the nanoparticle drones are functionalized with RGD designed to target the integrin receptors on the lung tumor.

In experiments, transgenic mouse models bearing single-nodule lung adenocarcinoma were employed, with features that closely resemble human lung tumors, as described in recent work (21). Nanoparticle drones were administered to Cohort A mice ($n = 5$) *via* INH (instillation), while the same concentration of

nanoparticle drones was administered to Cohort B (n = 5) mice *via* IV (**Figure 1**). The biodistribution of drones was measured *via* fluorescence imaging and *ex vivo* electron microcopy methods. Mice were dissected, and entire lungs were imaged 24 h post administration. The images were acquired with the same acquisition time of 88 ms for all the experiments. With spectral imaging software, small but meaningful spectral differences could be rapidly detected and analyzed. Spectral unmixing algorithms were employed to generate unmixed images of "pure" autofluorescence and "pure" fluorescence signal. A quantitative estimation of the fluorescence intensity was done using the Maestro software and Image J.

Meanwhile, transmission electron microscopy was carried out using a JEOL model JEM-1000 microscope at an acceleration voltage of 80 kV. The samples were prepared by drop casting method on the formvar coated copper grids. 1 mm^3 of lung tissues were fixed in 2.5% formaldehyde and 2.5% glutaraldehyde solution for few hours. The post fixation was carried out using 1% osmium tetraoxide for 1 h followed by dehydration in varying alcohol concentrations and overnight infiltration using Squetol resin. The polymerized resin with tissue was sectioned using ultramicrotome. The sections were placed on copper grids, and silver enhancement was done following the manufacturer's recommendations. The grids were dried and imaged.

After each study, animals were euthanized by CO_2 INH followed by cervical dislocation. Death was assured by harvesting tumor-bearing and other vital organs, including the cecum, liver, and lungs. All studies followed Dana-Farber Cancer Institute IACUC approved protocol.

The schematic (**Figure 1A**) illustrates the nanoparticle drone and the two different routes of administration in the transgenic lung tumor mouse model. The size of the nanoparticles as estimated by TEM (**Figure 1B**) showed fairly monodispersed nanoparticles of around 2–3 nm in diameter with spherical morphology. The overall hydrodynamic diameter of the drones was approximately 12 nm as estimated by the dynamic light scattering measurements (data not shown). Meanwhile, **Figure 1C** shows the photophysical characteristics of the nanoparticle drones. As the figure shows, drones conjugated with AF647 showed a characteristic fluorescence peak at λ_{max} 650 nm with a slight bathochromic shift of 5 nm. This can be attributed to slight aggregation or steric hindrance of the dye molecules after conjugation to PEG. The absorption studies showed a slight hump in the nanoparticle drone spectra at around 647 nm. However, a distinct absorption peak is masked due to higher degree of scattering by the GNP drones.

Figure 2 shows the comparative imaging studies with the nanoparticle drones administered *via* INH or IV routes at similar concentrations. The transgenic lung tumor model, which


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FIGURE 1 | **(A)** Cartoon showing both intravenous and inhalation (INH) delivery of nanoparticle drones; **(B)** TEM image of lung tumor targeted with drones; **(C)** absorption spectra of drone technology uniquely customized for INH delivery to lung tumors.


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FIGURE 2 | *Ex vivo* optical studies with the lung dissected from the mice administered with nanoparticle drones. Fluorescent imaging illustrating the distribution of fluorescent drones within the mouse lung administered *via* intravenous (IV) in panels **(A–C)** and inhalation (INH) in panels **(D–F)**.

we used for this study, develops tumor only in the left lung (21). **Figures 2A,B** show white light optical images of sample lung tumoral masses with drones reaching their target after administration *via* INH and IV, respectively. The corresponding fluorescent images are shown in **Figures 2C,D**, respectively. From these images, significantly higher fluorescence due to the drones was consistently observed for the left lung in case of INH administration compared to IV. This is further corroborated by the TEM images in **Figures 3A,B** for IV and **Figures 3C,D** for INH. Consistent with the findings from fluorescence imaging, the TEM images show nanoparticle drones abundantly distributed throughout the target tumor tissue in mice with INH route of delivery compared to sparse distribution in sample tissue sections of mice with IV route.

For more perspective, the pixel intensity for randomly selected regions of interests was quantified and compared. From the quantification, the drones reaching their target tumors *via* the INH (air) route were averagely about 4.8 ± 0.4 times higher, compared to IV ("sea") route. This finding for nanoparticle drones is consistent with the previous studies showing that INH route provides 3.5–14.6 times higher nanoparticle concentrations compared to IV (13, 14). In our study, the nanoparticle drones can also be visualized penetrating into the tumor tissue. This can be attributed to the small size of drones (<100 nm), which facilitates enhanced diffusion and adsorption and also targeting by RGD peptide. Larger nanoparticles are known to deposit in the extrathoracic and bronchial region airways during inspiration. Altogether, the results support the perspective that nanoparticle drones administration *via* INH could lead to significantly higher targeting to lung tumors compared to IV routes. Our previous work (15) has showed that this could lead to a clinical significant radiotherapy boosting to lung tumor cells compared to IV routes.

POTENTIAL FOR CANNABINOIDS

As discussed earlier, nanoparticle drones are particularly attractive because they can also be loaded with drugs payload like cannabinoids. Cannabinoids, which are the bioactive components of *Cannabis sativa* and their derivatives, may exert palliative effects in cancer patients by preventing nausea, vomiting, and pain and by stimulating appetite (12). Furthermore, studies indicate that cannabinoids can inhibit cancer cell growth in *in vitro* and *in vivo*. A Nature Reviews Cancer article (12) and other recently published work (22–24) highlight the potential of cannabinoids for treating cancer, working in synergy with radiotherapy and serving as radiosensitzers to enhance damage to lung tumor cells in particular. Consistent with this, our own experiments have confirmed the potential of cannabinoids in treating lung cancer, with results confirming that cannabinoids can enhance damage to cancer cells. In one study, the damage to lung tumor cells was found to be similar to that equivalent to 4 Gy of radiotherapy dose. Results indicate that the interaction can be synergistic with radiation. Such synergy with radiotherapy was seen when cannabinoid concentrations of 2 μg/ml were used. Previous studies have also shown synergistic interaction of cannabinoids with radiotherapy *in vivo* (23).

Despite this growing evidence with promising *in vitro* and *in vivo* studies, clinical translation of cannabinoids is severely limited by unwanted psychoactive side effects (12). Therefore, cannabinoid-based therapies or strategies that could circumvent these unwanted psychotic side effects are greatly needed. For lung cancer, the use of nanoparticle drones may provide an excellent strategy for highly targeted delivery of cannabinoid payloads to tumor cells to boost damage to the tumor cells and inhibit growth while minimizing the side effects that have hampered clinical translation.

In using cannabinoid-loaded nanoparticle drones, the cannabinoids can be readily conjugated to the amine groups present on the PEG on the surface of the GNPs (22, 25, 26). Recent work has also highlighted the use of cannabinoid-loaded polymer-based microparticles to inhibit tumor growth in a murine xenograft model of glioblastoma multiforme (27). Such polymers can also be used for nanoparticle drones encapsulating cannabinoids for sustained delivery to tumor cells. In the work with microparticles, they were administered locally (28). For lung tumors, INH route provides advantage in delivering such cannabinoid payloads.


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FIGURE 3 | TEM images of the lung tumor sections with nanoparticles drones administered intravenously **(A,B)** or *via* inhalation (INH) route **(C,D)**. Panel **(D)** is a magnified area of the image in panel **(C)** to show the nanoparticles drones that have migrated from the air spaces (red arrows) to the tumor tissue (black arrows).

Alternative approaches to get cannabinoids to tumors include intratumoral administration (27). Such an approach will ensure virtually all the payload reaches the tumor. However, for lung tumors, this is an invasive procedure, which may generate significant morbidities. Another approach could be *via* smoking. Unfortunately, smoking is already associated with lung cancer and other side effects (29), and smoking does not allow for any additional targeting of the cannabinoids to lung tumors as with targeting moieties like RGD used on nanoparticle drones. However, comprehensive studies are needed to establish the envisioned advantage of using nanoparticle drones administered *via* INH.

Today, over 26 USA states, and an increasing number of countries have now legalized medical cannabis for treating different malignancies. The National Institutes of Health and World Health Organization encourage more research on medical cannabis for treating cancer, the side effects of radiotherapy or chemotherapy, and treatment of other diseases. With ever increasing interest in medical cannabis applications in the USA and around the world, and promising research results there is great need for more concerted cross-disciplinary research collaborations, including academic institution–industry collaborations, which could accelerate medical cannabis research from bench to bedside.

CONCLUSION

Overall, the use of nanoparticle drones administered *via* INH to enhance NRT, as highlighted in this article, may provide a good strategy for maximizing therapeutic efficacy in external beam NRT for lung cancer. Also there is growing evidence that cannabinoids can serve as radiosensitizers, enhance damage to tumor cells, slow tumor growth, and work synergistically with radiotherapy in cancer treatment. There is growing consensus of the need for more research in this direction, including

research to address unwanted psychoactive effects, which currently limit clinical translation. The use of nanoparticle drones *via* INH provides a promising strategy for consideration in overcoming this limitation by delivering sufficiently potent cannabinoids to lung tumors while minimizing toxicities or side effects. Ongoing studies are investigating the optimization of nanoparticle drones for highly efficacious targeting of lung tumors with radiosensitizers or cannabinoids while minimizing collateral damage or side effects. This perspective article should motivate more interdisciplinary collaborations and concerted research efforts in this direction toward advancing the promise of cancer nanomedicine to benefit patients with lung cancer.

ETHICS STATEMENT

Results on animal work highlighted in this article were approved by the Dana-Farber Cancer Institute IACUC.

AUTHOR CONTRIBUTIONS

RK contributed in design and testing of nanoparticle drones highlighted in this article. MM contributed in generating results with cannabinoids highlighted in this article. AH reviewed the manuscript and provided intellectual contributions. RD reviewed the manuscript and discussed the perspective on using nanoparticle drones loaded with cannabinoids. WN wrote the manuscript highlighting the perspective of using inhalation route for targeting nanoparticle drones to lung tumors to boost therapeutic efficacy and ratio.

ACKNOWLEDGMENTS

Funding support is acknowledged from the BWH Biomedical Research Institute and CBIS for this work. Special thanks to Dr. Houari Korideck of the Dana-Farber Cancer Institute SARRP core facility.

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18. Tripathi RM, Shrivastav A, Shrivastav BR. Biogenic gold nanoparticles: as a potential candidate for brain tumor directed drug delivery. *Artif Cells Nanomed Biotechnol* (2015) 43:311–7. doi:10.3109/21691401.2014.885445
19. Lee SM, Kim HJ, Kim SY, Kwon MK, Kim S, Cho A, et al. Drug-loaded gold plasmonic nanoparticles for treatment of multidrug resistance in cancer. *Biomaterials* (2014) 35:2272–82. doi:10.1016/j.biomaterials.2013.11.068
20. Lucky SS, Muhammad Idris N, Li Z, Huang K, Soo KC, Zhang Y. Titania coated upconversion nanoparticles for near-infrared light triggered photodynamic therapy. *ACS Nano* (2015) 9:191–205. doi:10.1021/nn503450t
21. Herter-Sprie GS, Korideck H, Christensen CL, Herter JM, Rhee K, Berbeco RI, et al. Image-guided radiotherapy platform using single nodule conditional lung cancer mouse models. *Nat Commun* (2014) 5:5870. doi:10.1038/ncomms6870
22. Whiting PF, Wolff RF, Deshpande S, Di Nisio M, Duffy S, Hernandez AV, et al. Cannabinoids for medical use: a systematic review and meta-analysis. *JAMA* (2015) 313:2456. doi:10.1001/jama.2015.6358
23. Scott KA, Dalgleish AG, Liu WM. The combination of cannabidiol and 9-tetrahydrocannabinol enhances the anticancer effects of radiation in an orthotopic murine glioma model. *Mol Cancer Ther* (2014) 13:2955–67. doi:10.1158/1535-7163.MCT-14-0402
24. Haustein M, Ramer R, Linnebacher M, Manda K, Hinz B. Cannabinoids increase lung cancer cell lysis by lymphokine-activated killer cells via upregulation of ICAM-1. *Biochem Pharmacol* (2014) 92:312–25. doi:10.1016/j.bcp.2014.07.014

25. Irving AJ, Rae MG, Coutts AA. Cannabinoids on the brain. *Sci World J* (2002) 2:632–48. doi:10.1100/tsw.2002.139
26. Burstein SH, Zurier RB. Cannabinoids, endocannabinoids, and related analogs in inflammation. *AAPS J* (2009) 11:109–19. doi:10.1208/s12248-009-9084-5
27. Hernán Pérez de la Ossa D, Lorente M, Gil-Alegre ME, Torres S, García-Taboada E, Aberturas Mdel R, et al. Local delivery of cannabinoid-loaded microparticles inhibits tumor growth in a murine xenograft model of glioblastoma multiforme. *PLoS One* (2013) 8:e54795. doi:10.1371/journal.pone.0054795
28. Nagesha DK, Tada DB, Stambaugh CKK, Gultepe E, Jost E, Levy CO, et al. Radiosensitizer-eluting nanocoatings on gold fiducials for biological in-situ image-guided radio therapy (BIS-IGRT). *Phys Med Biol* (2010) 55:6039–52. doi:10.1088/0031-9155/55/20/001
29. Aldington S, Harwood M, Cox B, Weatherall M, Beckert L, Hansell A, et al. Cannabis use and risk of lung cancer: a case-control study. *Eur Respir J* (2008) 31:280–6. doi:10.1183/09031936.00065707

Conflict of Interest Statement: Coauthors RD and AH work for the for-profit company Cannabis Science Inc. All other authors declare that the research was conducted in the absence of any commercial or financial relationships that could be construed as a potential conflict of interest.

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September 11, 2017 [delivered in person, email, & via overnight mail]

Ms. Erin H. Sakata
Deputy County Counsel
OFFICE OF SAN JOAQUIN COUNTY COUNSEL
44 North San Joaquin Street Suite 679
Stockton, California 95283-2931

RE: Ms. Erin Sakata, Deputy County Counsel's Letter of August 29, 2017 [Please note that all references in ***italics bold infra*** are the questions raised by Ms. Erin Sakata, Deputy County Counsel's Letter dated August 29, 2017; and our responses thereto.]

PAGE 2, PARAGRAPH 1: *"RE: Cannabis Cultivation within the Unincorporated Areas of San Joaquin County"*

Due to their physical similarities, it is not uncommon for Cannabis to be confused with Hemp. Therefore, it is appropriate to cite some history on the subject of Hemp. And interestingly enough, California House Resolution 32 does a good job of performing this task.

HISTORY OF HEMP:

"CALIFORNIA LEGISLATURE—1999–2000 REGULAR SESSION House Resolution No. 32 Introduced by Assembly Member Strom-Martin August 16, 1999 House Resolution No. 32—Relative to industrial hemp in relevant part reads as follows:

"WHEREAS, Industrial hemp was first domesticated 10,000 years ago; was required in 1619 to be grown by all farmers in Jamestown, Virginia; was legal tender in America and accepted as payment for taxes from 1631 to the early 1800's; was a cash crop grown on the plantations of George Washington and Thomas Jefferson; was grown in America and regulated by the

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Department of Agriculture until 1937; and was the domestic source of maritime rope during the 1942 to 1945 World War II "Hemp for Victory" campaign; and,

WHEREAS, Industrial hemp provided the ropes and sails for Christopher Columbus' ships and the paper on which the Declaration of Independence was first drafted; and,

WHEREAS, Industrial hemp has been used to produce more than 25,000 products; and,

WHEREAS, Industrial hemp is produced by 30 nations, including Canada, Britain, France, Germany, Romania, Australia, and China, none of which are classified by the federal Drug Enforcement Agency (DEA) as drug-producing countries; and,

WHEREAS, The DEA permits industrial hemp to be grown under strict rules and regulations that are currently being revised; and,

WHEREAS, The importation of industrial hemp is permitted by the General Agreement on Tariffs and Trade and the North American Free Trade Agreement [N.A.F.T.A.]; and,

WHEREAS, North Dakota has legalized industrial hemp for commercial farming; Hawaii and Minnesota have legalized test crops of industrial hemp; the Legislatures of Colorado, Illinois, Iowa, Kansas, Kentucky, Maryland, Missouri, Montana, New Hampshire, New Mexico, Oregon, South Dakota, Tennessee, Vermont, Virginia, and Wisconsin are considering the legalization of industrial hemp; and the City and County of San Francisco is currently drafting an ordinance to permit its residents to grow industrial hemp; and,

WHEREAS, Industrial hemp can be easily distinguished from marijuana by appearance, cultivation methods, and chemical analysis because industrial hemp is a non-intoxicating, benign form of the cannabis sativa plant that contains less than 1 percent tetrahydrocannabinol (THC), while marijuana

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contains 5 to 20 percent THC; and industrial hemp seeds are planted to yield more than 1,000 stalks per two square yards, while only one marijuana plant can be grown in the same size plot; and industrial hemp matures in 70 to 120 days and is harvested before it flowers, while marijuana is cultivated for its flower tops and takes 120 to 180 days to mature; and, when grown together, industrial hemp will pollinate marijuana, reducing its THC content to a non-intoxicating level; and,

WHEREAS, Industrial hemp thrives without herbicides, reinvigorates the soil, requires less water than cotton, matures in three to four months, and can potentially yield four times as much paper per acre as trees, building materials that are twice as strong as wood and concrete, textile fiber that is up to eight times as strong as cotton, better oil and paint than petroleum. Hemp would give us clean-burning diesel fuel, biodegradable plastics, and more digestible protein per acre than any other food source; and,

WHEREAS, Industrial hemp can be planted and harvested in California several times per year, and gross $200 to $600 per acre per harvest at current market prices; and,

WHEREAS, All industrial hemp raw materials currently must be imported to manufacture products that are distributed by, and sold in, more than 60 specialty shops and 250 general stores throughout California, with national sales and exports exceeding $100 million per year; now, therefore, be it Resolved by the Assembly of the State of California, and,

WHEREAS, that the Assembly finds and declares that industrial hemp is a vital, sustainable, renewable resource for building materials, cloth, cordage, fiber, food, fuel, industrial chemicals, oil, paint, paper, plastics, seed, yarn, and many other useful products; and,

BE IT FURTHER RESOLVED, that the Assembly finds and declares that the domestic production of industrial hemp can help protect California's environment, contribute to the growth of the state economy, and be regulated in a manner that will not interfere with the enforcement of marijuana laws; and,

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BE IT FURTHER RESOLVED, that the Assembly finds and declares that the Legislature should consider action to revise the legal status of industrial hemp to allow for its growth in California as an agricultural and industrial crop; and,

BE IT FURTHER RESOLVED, that the Assembly finds and declares that the Legislature should consider directing the University of California, the California State University, and other state agencies to prepare studies in conjunction with private industry on the cultivation, processing, and marketing of industrial hemp." [emphasis added]

Hemp was one of the most important American crops until it was banned in 1937 to make way for the plastics industry and the wood pulp industry (hemp fiber could save our forests by supplying our paper products). Hemp crops would give us oil (for food and/or biodiesel), seeds and fiber that can be used from everything from durable clothing (what a boon that would be to the U.S. clothing manufacturers!) to automobile parts to construction industry products ("hempcrete").

The above-referenced Assembly Resolution 32 sets forth in detail why our agricultural collaboration of educational contributors are so dedicated and committed to their Mission. Our Mission can be further detailed by the language set forth in the *United States Farm Bill of 2014; Section 7606* which authorizes *"agricultural pilot programs* to *study the growth, cultivation, or marketing of industrial hemp."*

Thus, sales and marketing of hemp raw materials are allowed under the research and pilot programs authorized in *Section 7606* of the *2014 Farm Bill* signed by President Obama which is so eloquently set forth supra.

PAGE 2, PARAGRAPH 3: *"It is the understanding of this office that you may be contending that the plants are industrial hemp…"* In a sentence, it is industrial hemp.

Quoting *California Industrial Hemp Law* § 81006 (f) *"Except when industrial hemp is grown by an established agricultural research institution, a registrant*

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that grows industrial hemp under this section shall, before the harvest of each crop and as provided below, obtain a laboratory test report indicating the THC levels of a random sampling…"

Again quoting the *California State Legislature Senate Bill 676*; authored by Senator Leno, which differentiates Hemp from Cannabis as follows:
[An act to add Division 24 (commencing with Section 81000) to the Food and Agricultural Code, and to amend Section 11018 of, and to add Section 11018.5 to, the Health and Safety Code, relating to industrial hemp.]

"SB 676, Leno. Industrial hemp.
Existing law makes it a crime to engage in any of various transactions relating to marijuana, as defined, except as otherwise authorized by law, such as the Medical Marijuana Program. For the purposes of these provisions, marijuana is defined as <u>not</u> including the mature stalks of the plant, fiber produced from the stalks, oil or cake made from the seeds of the plant, any other compound, manufacture, salt, derivative, mixture, or preparation of the mature stalks, except the resin extracted therefrom, and fiber, oil, or cake, or the sterilized seed of the plant which is incapable of germination.

This bill would revise the definition of "marijuana" so that <u>the term would exclude industrial hemp</u>, as defined, except where the plant is cultivated or processed for purposes not expressly allowed. The bill would define industrial hemp as a fiber or oilseed crop, or both, that is limited to the non-psychoactive types of the plant Cannabis sativa L. and the seed produced therefrom, having no more than $^{3}/_{10}$ of 1% tetrahydrocannabinol (THC) contained in the dried flowering tops, and that is cultivated and processed exclusively for the purpose of producing the mature stalks of the plant, fiber produced from the stalks, oil or cake made from the seeds of the plant, any other compound, manufacture, salt, derivative, mixture, or preparation of the mature stalks, except the resin or flowering tops extracted therefrom, fiber, oil, or cake, or the sterilized seed of the plant which is incapable of germination."

[Please refer to **Exhibit 1- Certificate of Analysis**]

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The findings reflect that the THC results are 0.21% well below the threshold of 3 tenths of one percent 0.30%; as reflected in the Certificate of Analysis as tested by Steep Hill Testing Laboratories in Berkeley, California [located in seven states, Steep Hill is a independently owned and operated analysis, biotechnology, research and development facilities who seek to empower cultivators, farmers and growers of all crops with a transparent understanding of science.

Address: 1005 Parker Street Berkeley, California 94710
Tel: 510-562-7400
Email: info@steephill.com

PAGE 2, PARAGRAPH 4: *"...for agricultural or academic research, signage alone is not sufficient to establish an institution's ability to cultivate hemp for agricultural or academic research in San Joaquin County."*

Regarding signage, there are several reasons for our signage posting:

1. *"All plots shall have adequate signage indicating they are industrial hemp." California Industrial Hemp Law § 81006* We are complying with *California Industrial Hemp Law even though we are not required to do so as an educational research and development entity.*
2. We welcome inspections from governmental entities. The signage alerts those persons to the farm plot. We are very open and transparent in our operations as evidenced by the number of persons and entities copied with this Response.
3. A warning to trespassers who may believe it is Cannabis.

PAGE 2, PARAGRAPH 3: *"The cultivation of industrial hemp for commercial purposes is prohibited within the State of California and San Joaquin County...."*

Our collaborators respectfully disagree for the following reasons:

1. California Legislators initiated a pilot program in four California Counties. [Imperial, Kern, Kings and San Joaquin] *S.B. 676* would enact certain provisions relating to growing industrial hemp which

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would apply only in Imperial, Kern, Kings, and San Joaquin Counties, except when grown by an established agricultural institution, and which would be operative only until January 1, 2020.

2. The bill would require industrial hemp to be cultivated only from seeds imported in accordance with laws of the United States or from seeds grown in California from industrial hemp plants or grown from industrial hemp plants grown by an established agricultural research institution.

3. The bill would require, except as specified, the person growing the industrial hemp to obtain, prior to the harvest of each crop, a laboratory test of a random sample of the crop to determine the amount of THC in the crop.

4. The bill would require that the test report contain specified language, that the testing laboratory provide not less than 10 original signed copies to the cultivator, and that the testing laboratory and cultivator retain an original signed copy for a minimum of 2 years. The report would be required to be made available to law enforcement officials and provided to purchasers, as specified.

5. The bill would require all industrial hemp seed sold for planting in California to be from a crop having no more than $^{3}/_{10}$ of 1% THC contained in a random sampling of the dried flowering tops and tested under these provisions, and would require the destruction of crops exceeding that content, as specified.

6. The bill would provide that growing industrial hemp shall not be construed to authorize the possession, outside of a field of lawful cultivation, of resin, flowering tops, or leaves that have been removed from the hemp plant, except to perform required testing by an employee or agent of the testing laboratory or any cultivation of the industrial hemp plant that is not grown by an established agricultural research institution.

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7. This bill would require the Attorney General and the Hemp Industries Association to submit reports to the Legislature by January 1, 2018, regarding the economic and law enforcement impacts of industrial hemp cultivation.

8. The bill would state the findings and declarations of the Legislature relating to industrial hemp.

PAGE 2, PARAGRAPH 4.1: ***"A Letter authorizing the agricultural or academic research conducted on the subject property, signed by someone with authority on behalf of the college, university, agricultural research center or conservation center in which you allege affiliation."*** As set forth supra; this is a collaboration of educational individuals and entities with the fleet's flagship American States University [ASU]. Attached as Exhibit 2 is the California Bureau for Private Postsecondary Education [B.P.P.E.] School details regarding American States University. The School code # is 76587299. Please note the new address for mailing and campus location is:

Dr. Allen Herman MD, Ph.D.
American States University
1352 Irvine Boulevard 2nd floor
Tustin, California 92780 Tel: 949-842-3004

Exhibit 2-Bureau for Private Postsecondary Education [B.P.P.E.] ASU. School Detail list of currently approved programs.

Please note new address is:
Dr. Allen Herman MD, Ph.D.
American States University
1352 Irvine Boulevard 2nd floor
Tustin, California 92780
Tel: 949-842-3004

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With respect to the Letter; by his signature which is attached hereto; coupled with his Message on the website; Dr. Allen Herman MD, Ph.D., C.E.O. of A.S.U. has evidenced his authorization to join forces with Mr. Glen Burgin C.E.O. of H.R.M. Farms; Mr. Raymond Dabney C.E.O. of Cannabis Science and all other educational agricultural collaborators in this research and development endeavor.

Also enclosed are contributions to this letter from educational collaborators:
Raymond C. Dabney C.E.O. & Co-founder
Cannabis Science Inc.
Research & Development Division
Mr. Dabney's qualifications as a Chief Executive Officer of Cannabis Science; Chancellor of A.S.U. and creator of the Dana Farber Collaborative Research Agreement initially targeting cancer using cannabinoids derived from hemp and/or cannabis.

Initial research has given the collaboration adequate positive research results to publish its first peer reviewed papers on the research subject matter.

http://journal.frontiersin.org/article/10.3389/fonc.2017.00208/abstract

The following details the Collaboration Agreement between Dana Farber and Cannabis Science:

"Effective April 27, 2017, Cannabis Science, Inc. (the "Company"), entered into a new Research Collaboration Agreement (the "Agreement") with Dana-Farber Cancer Institute, Inc., (the "Institute") a Massachusetts not-for-profit corporation, having its principal offices at 450 Brookline Avenue, Boston, MA 02215. This Agreement builds on a Research Collaboration Agreement entered into between the Company and the Institute on January 3, 2017, and expands the scope of the working relationship of the parties.

Pursuant to the Agreement, the Institute has developed know-how and expertise in the treatment of cancer and desires to obtain funding and

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technical support from the Company to further such research. The Company would like to establish a consortium of academic investigators from several U.S. not-for-profit institutions, and would like the Institute to be the lead institution to develop and investigate the use of cannabinoids to cure various cancers, investigate synergies with radiotherapy and immunotherapy, and obtain certain data and rights to inventions developed during research funded by the Company. the specific aims that will be supported under the new Agreement will include:

1. *Develop unique cannabinoid-delivery technology;*
2. *Conduct scale-up studies to validate and optimize treatment parameters when using the developed delivery technologies/products;*
3. *Investigate the use of cannabinoids in greater effective management of pain during chemoradiotherapy; and*
4. *Establish core research facility for extracting/analyzing and loading of superior grade cannabinoids in different precision delivery technologies towards treatment of different indications without the side effects that have been a barrier to clinical translation." www.cannabisscience.com Dana Farber-C.B.I.S. Collaboration."*

[It should be noted that this collaboration is between Cannabis Science and Dana Farber. However, the Cannabis Science - American States University collaboration indirectly benefits from this collaboration due to Mr. Dabney's involvement with all related Companies. The above-referenced is quoted [with permission of C.E.O. Raymond C. Dabney as evidenced by his signature infra]; and from the Cannabis Science website www.cannabisscience.com a publicly traded company.

Greg Burgin
HRM Farms Inc.
We are proud and excited to have Mr. Glen Burgin as one of our agricultural collaborators and contributors. The Burgin Family [grandfather, father & Glen and his children] are also Native Americans whose farming on their tribal lands dates back some 100+ years farming a variety of agricultural products in the San Joaquin Valley such as [Asparagus, Corn and Tomatoes.]. Because of his ownership of the farm property in question; his ownership of

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all necessary farm equipment and his personal employees and staff; Mr. Burgin provides a wealth of information and experience into the practical hands on job site training necessary which is one of the reasons he is listed as a professor at ASU.

His experience includes the following:

1. Evaluation of soil composition for growing;
2. Seed Selection;
3. Planting of the "babies".
4. Maintenance of the juveniles and young adults;
5. Procedures for plant protection from disease and pests;
6. Harvesting of the adults;
7. Removal of plants;
8. Transportation of plants; and,
9. Destruction of dead and unused plants.

A brief example is appropriate here. Mr. Burgin determined that birds, insects, and other common related diseases carriers did not tend to feast on high grade Hemp because:

1. They do not like the bland taste of Hemp.
2. By planting sweet corn around the perimeter of the crop; these insects and birds attacked the Corn which is sweet and has an attractive taste, thus abandoning the Hemp.

Mr. Burgin shares the ASU motto that *"one cannot study agriculture without getting dirt under their fingernails."*

William Bills C.E.O. / President
Free Spirit Organics Native American Company
Mr. Bills coordinates all of our relationships with the tribes in the area. His family also dates back some 100+ years as evidenced in the Hagen :Library. Mr. Bills is an expert on tribal laws, rules, regulations and procedures as they relate to education and agriculture.

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Dr. Roger James Agajanian J.D. and his staff
Director of Compliance
"Our thanks for the due diligence associated with this endeavor."

Ms. Mimi Ghara and her insured: We are convinced that your major insured would not insure our project unless they were convinced of its legality and future.
"Special thanks for providing crop insurance for our educational endeavor"

PAGE 2, PARAGRAPH 4.2: *"A directory of staff assigned to your research team..."*

Mr. Burgin uses his existing, experienced, farm worker employees to conduct the day to day farming activities. Mr. Burgin has a fast learning curve when it comes to Hemp. He explains not only his incredible qualifications; but also what equipment is used; by who; and what supplies and nutrients and watering cycles are used.

PAGE 2, PARAGRAPH 4.3: "*Plans of work...*"
Our academic plans of work are set forth in our Hemp 101 Syllabus which is attached herein as Exhibit 3: This academic and agricultural journey takes us from seed to sale. As set forth in the Syllabus, its contributors are as follows:

Raymond Dabney provides at no fee to the university his lectures on the Business of Hemp Cultivation.

Dr. Allen Herman MD, Ph.D provides his expertise at no fee in the specific subject of agricultural research and development.

Mr. Glen Burgin and Mr. William Bills provide their expertise at no fee regarding the actual planting and harvesting of the Hemp Plants on site.

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Roger Agajanian provides his expertise in business management and compliance with all federal, state, county, and city laws, regulations and policies.

Exhibit 3-Hemp #101 Syllabus

PAGE 2, PARAGRAPH 4.4: ***"Outcomes & results..."*** **The planned outcomes and results are set forth in general in our commitment to the following:**

1. Message from the Dean attached herein in relevant part.

2. *"CALIFORNIA LEGISLATURE—1999–2000 REGULAR SESSION House Resolution No. 32 Introduced by Assembly Member Strom-Martin August 16, 1999 House Resolution No. 32—Relative to industrial hemp in relevant part.*

3. Our Mission can be further detailed by the language set forth in the *United States Farm Bill of 2014; Section 7606* which authorizes *"agricultural pilot programs to study the growth, cultivation, or marketing of industrial hemp."* Thus, sales and marketing of hemp raw materials are allowed under the research and pilot programs authorized in *Section 7606* of the *2014 Farm Bill* signed by President Obama which is so eloquently set forth supra.

4. *California Industrial Hemp Law* § 81006 (f) *"Except when industrial hemp is grown by an established agricultural research institution, a registrant that grows industrial hemp under this section shall, before the harvest of each crop and as provided below, obtain a laboratory test report indicating the THC levels of a random sampling..."*

5. *"SB 676, Senator Leno. Industrial Hemp The bill would define industrial hemp as a fiber or oilseed crop, or both, that is limited to the non-*

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psychoactive types of the plant Cannabis sativa L. and the seed produced therefrom, having no more than $^{3}/_{10}$ of 1% tetrahydrocannabinol (THC)…"

PAGE 2, PARAGRAPH 4.5: *"Scholarly publications…"*
The most scholarly publication on the industrial hemp subject comes from the International Hemp Research Foundation [I.H.R.F.] A.S.U. is a participating member of I.H.R.F. sharing its information and providing information when requested to do so. Our reason for collaboration is listed infra:

1. I.H.R.F is presently involved in the following states:

   California
   Maryland
   Oregon
   Nevada
   North Carolina
   South Carolina
   Virginia
   Washington

2. I.H.R.F. maintains Master Research & Development Agreements [M.R.D.A.] and related contractual agreements with the following institutions:

   University of Colorado-Boulder
   University of Colorado-Anshultz Medical Campus
   Colorado State University-Fort Collins
   Colorado State University-Pueblo Campus-Cannabis Institute

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3. Current research projects include:

Cannabidiol: Influence of Liposomal Encapsulation on Bioavailablity and Inflammation [Liposomes are manufactured microscopic hollow spherical vesicles composed of a lipid bilayer.]
CBDRx Soma Project: Acute Stress, Sleep, and Circadian Physiology
CBDRx Animal Feed Project [who is making recommendations to the Colorado State Legislature on feasibility and safety recommendations on how to incorporate Hemp into existing animal feed chains.]

PAGE 2, PARAGRAPH 4.6:*"Data derived from research activities..."*
Please refer to Exhibit 1-Steep Hill Analysis and incorporate herein as if set forth in full.

PAGE 2, PARAGRAPH 4.7: *"Lab reports...."*
Please refer to Exhibit 1-Steep Hill Analysis and incorporate herein as if set forth in full.

PAGE 2, 4.8: *"Identification of seed sources and its origin..."*
The Hemp seeds were obtained from the Nevada Department of Agriculture.

Attached herein collectively as Exhibit 4 is a letter from the Nevada Department of Agriculture and Declaration for Certification of Industrial Hemp; Report of Commodities; and Measurement Service Record

PAGE 3, PARAGRAPH 1.9: *"Identification of Pesticides"*
Please refer to Glen Burgin's contribution supra and Exhibit 3 which collectively contains Report of Commodities & Measurement Service Record.

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Exhibit 3-Measurement Service Record & Report of Commodities.

PAGE 3, PARAGRAPH 10 (a), (b), (c) & (d). *"Agricultural techniques and processes"*

(a)Pesticides;
(b) Pests, exotic weeds & diseases;
(c) Destruction of plants
(d) Transportation of plants

Exhibit 5 – Proof of Insurance of Product

Dr. Allen Herman MD, Ph.D. **Mr. Raymond C. Dabney**

______________________ ______________________

Mr. Glen Burgin **Mr. William Bills**

[signature] [signature]

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Exhibit 3-Measurement Service Record & Report of Commodities.

PAGE 3, PARAGRAPH 10 (a), (b), (c) & (d). *"Agricultural techniques and processes"*

(a) **Pesticides;**
(b) **Pests, exotic weeds & diseases;**
(c) **Destruction of plants**
(d) **Transportation of plants**

Exhibit 5 – Proof of Insurance of Product

Dr. Allen Herman MD, Ph.D.

Mr. Raymond C. Dabney

Mr. Glen Burgin

Mr. William Bills

OFFICE OF THE
COUNTY COUNSEL
COUNTY OF SAN JOAQUIN
44 NORTH SAN JOAQUIN STREET, SUITE 679
STOCKTON, CA 95202-2931
TELEPHONE: (209) 468-2980
FAX: (209) 468-0315

J. MARK MYLES
COUNTY COUNSEL
RICHARD M. FLORES
ASSISTANT COUNTY COUNSEL
KRISTEN M. HEGGE
CHIEF DEPUTY COUNTY COUNSEL

DEPUTY COUNTY COUNSEL:
LAWRENCE P. MEYERS
MATTHEW P. DACEY
KIMBERLY D. JOHNSON
JASON R. MORRISH
QUENDRITH L. MACEDO
ROBERT E. O'ROURKE
LISA S. RIBEIRO
ANDREW N. ESHOO
ZAYANTE (ZOEY) P. MERRILL
ERIN H. SAKATA

CHILD PROTECTIVE SERVICES COUNSEL:
(209) 468-1330
DANIELLE DUNHAM-RAMIREZ
SHANN S. KENNEDY
ALISTAIR SHEAFFER

September 28, 2017

VIA: First Class Mail with the USPS

Dr. Allen Harman, MD, Ph.D.
American States University
1352 Irvine Boulevard 2nd Floor
Tustin, California 92780

William Bills
CEO/President
Free Spirit Organics NAC
Native American Company
P.O. Box 1797
Woodbridge, California 95258

Greg Burgin
HRM Farms Inc.
P.O. Box 187
Holt, California 95234-0187

VIA: Email
Roger Agajanian
rogeragajanian@gmail.com

Re: Notice of Violation of San Joaquin County Ordinance No. 4497

Dear Sirs:

Please be advised that, on September 26, 2017, the San Joaquin County Board of Supervisors passed and adopted Ordinance No. 4497, An Interim Urgency Ordinance Declaring a Temporary Moratorium on the Cultivation of Industrial Hemp by "Established Agricultural Research Institutions" within the Unincorporated Areas of San

Joaquin County (hereafter "Ordinance"). The Ordinance became effective immediately. Accordingly, at this time, your grow located within the County of San Joaquin in the area of Whiskey Slough and West Lower James Road constitutes a public nuisance in violation of San Joaquin County Ordinance No. 4497.

The County hereby demands that you abate the violation immediately. Each day that your illicit grow remains constitutes a separate offense in violation of the San Joaquin County Ordinance Code. A violation of the San Joaquin County Ordinance Code is a misdemeanor and punishable by fine, imprisonment or both.

Respectfully,

OFFICE OF THE COUNTY COUNSEL

Erin H. Sakata
Deputy County Counsel

Enclosure

c: Tim Pelican, Agricultural Commissioner
Steve Moore, San Joaquin County Sheriff

BEFORE THE BOARD OF SUPERVISORS OF THE COUNTY OF SAN JOAQUIN,
STATE OF CALIFORNIA

ORDINANCE NO.4497

AN INTERIM URGENCY ORDINANCE DECLARING A TEMPORARY MORATORIUM ON THE CULTIVATION OF INDUSTRIAL HEMP BY "ESTABLISHED AGRICULTURAL RESEARCH INSTITUTIONS" WITHIN THE UNINCORPORATED AREAS OF SAN JOAQUIN COUNTY

The Board of Supervisors of the County of San Joaquin ordains as follows:

SECTION 1. Purpose and Authority. The purpose of this urgency ordinance is to establish a temporary moratorium on the cultivation of industrial hemp by "Established Agricultural Research Institutions," as defined by California Food and Agricultural Code Section 8100(c), while County staff determines the impact of such unregulated cultivation and reasonable regulations to mitigate such impacts. This urgency ordinance is adopted pursuant to California Constitution article 11, section 7, Government Code sections 65800, *et seq.*, particularly section 65858, and other applicable law.

SECTION 2. Findings. The Board of Supervisors of the County of San Joaquin makes the following findings in support of the immediate adoption and application of this urgency ordinance.

A. Under Section 7606 of the Agricultural Act of 2014 ("The U.S. Farm Bill"), "Notwithstanding the Controlled Substance Act (21 U.S.C. 801 et seq.), the Safe and Drug-Free Schools and Communities Act (20 U.S.C. 7101 et seq.), chapter 81 of title 41, United States Code, or any other Federal law, an institution of higher education (as defined in section 101 of the Higher Education Act of 1965 (20 U.S.C. 1001)) or a State department of agriculture may grow or cultivate industrial hemp if: (1) the industrial hemp is grown or cultivated for purposes of research conducted under an agricultural pilot program or other agricultural or academic research; and (2) the growing or cultivating of industrial hemp is allowed under the laws of the State in which such institution of higher education or State department of agriculture is located and such research occurs."

B. Division 24. Industrial Hemp [8100-81010] of the State of California Food and Agricultural Code (hereafter "FAC") allows for the growing and cultivation of industrial hemp.

C. On January 1, 2017, Division 24, Industrial Hemp [8100-81010] of the FAC became operative.

D. The cultivation of industrial hemp for commercial purposes as defined under FAC Division 24 is prohibited within the State of California and San Joaquin County until the Industrial Hemp Advisory Board has developed and implemented the requisite industrial hemp seed law, regulations, or enforcement mechanisms.

E. The Industrial Hemp Advisory Board is expected to the implement requisite regulations allowing the cultivation of industrial hemp for commercial purposes in approximately 2019.

F. Despite the prohibition on the cultivation of industrial hemp for commercial purposes, FAC Division 24 exempts cultivation by an "Established Agricultural Research Institution" from some of the regulatory requirements enumerated therein.

G. An "Established Agricultural Research Institution" is defined under FAC Division 24 as: "(1) A public or private institution or organization that maintains land or facilities for agricultural research, including colleges, universities, agricultural research centers, and conservation research centers; or (2) An institution of higher education (as defined in Section 1001 of the Higher Education Act of 1965 (20 U.S.C. 1001)) that grows, cultivates or manufactures industrial hemp for purposes of research conducted under an agricultural pilot program or other agricultural or academic research."

H. Industrial hemp is defined under FAC Division 24 and Health and Safety Code Section 11018.5 as "a fiber or oilseed crop, or both, that is limited to types of the plant Cannabis sativa L. having no more than three-tenths of 1 percent (.3%) tetrahydrocannabinol (THC) contained in the dried flowering tops, whether growing or not; the seeds of the plant; the resin extracted from any part of the plant; and every compound, manufacture, salt, derivative, mixture, or preparation of the plant, its seeds or resin produced therefrom."

I. "Cannabis" is defined under the Medicinal and Adult-Use Cannabis Regulation and Safety Act (MAUCRSA) codified as Business and Profession's Code Section 26001 as "all parts of the plant Cannabis sativa Linnaeus, Cannabis indica, or Cannabis ruderalis, whether growing or not; the seeds thereof; the resin, whether crude or purified, extracted from any part of the plant; and every compound, manufacture, salt, derivative, mixture, or preparation of the plant, its seeds, or resin… "cannabis" does not mean "industrial hemp" as defined by Section 11018.5 of the Health and Safety Code.

J. Despite the different definitions, due to the fact that industrial hemp and cannabis are derivatives of the same plant, Cannabis sativa L., the appearance of industrial hemp and cannabis are indistinguishable. Absent a lab performed chemical analysis for tetrahydrocannabinol (THC) content, the two plants cannot be distinguished.

K. Division 24 of the FAC, allows an "Established Agricultural Research Institution" to cultivate or possess industrial hemp with a greater than .3% THC level, causing such plant to no longer conform to the legal definition of industrial hemp, thereby resulting in such "research" plants constituting cannabis.

L. The definition of "Established Agricultural Research Institution" as provided above is vague and neither the Legislature nor the Industrial Hemp Advisory Board have provided guidelines on how the County can establish whether a cultivator claiming to be an "Established Agricultural Research Institution" is legitimate or that their cultivation constitutes "agricultural or academic research.". Without clear guidelines, the ability and likelihood that cultivators exploit the "Establish Agricultural Research Institution" exemption to grow industrial hemp with greater than .3% THC is great.

M. At this time, San Joaquin County Ordinance Code Division 10, Chapter 1, prohibits "Commercial Cannabis Activity," which includes cultivation, possession, manufacture, distribution, processing, storing, laboratory testing, labeling, transportation, distribution, delivery or sale of cannabis or cannabis products as provided in the Medical Cannabis Regulation and Safety Act (MCRSA) or the Adult Use of Marijuana Act (AUMA), except possession of medical cannabis by qualified patient or primary caregiver and adult use described in Health and Safety Code section 11362.1(a)(3) inside a private residence, or inside an accessory structure to a private residence located upon the grounds of a private residence that is fully enclosed and secure.

N. Due to the fact that industrial hemp and cannabis are indistinguishable, the cultivation of industrial hemp by an "Establish Agricultural Research Institution" prior to the adoption of reasonable regulations poses similar threats to the public health, safety or welfare as the cultivation of cannabis.

O. The cultivation of industrial hemp by an "Established Agricultural Research Institution" prior to the adoption of reasonable regulations will create an increased likelihood of criminal activity.

P. The cultivation of industrial hemp by an "Established Agricultural Research Institution" prior to the adoption of reasonable regulations will attract crime and associated violence, including without limitation, theft, robberies, illegal firearms, shootings and homicides.

Q. The San Joaquin County Sheriff's Office will be forced to investigate each and every industrial hemp grow conducted by an "Established Agricultural Research Institution" prior to the adoption of reasonable regulations to ensure that the grow is not cannabis. Investigations of industrial hemp grows are time consuming, labor intensive, and potentially dangerous.

R. Currently the State of California has not yet identified, nor approved seed sources for industrial hemp. Unregulated seed sources can be infested with exotic weed seed or carry plant diseases. Once exotic weeds or plant diseases are established they are difficult and costly to eradicate. Soil borne diseases, once established can result in quarantines that restrict plant movement as well as crop rotations.

S. Industrial hemp can serve as a host to mites and other insects. At this time, there are no pesticides registered for hemp that specifically address such mites or other insects. The pesticides that have been approved for hemp are not always effective, which allows for such insects to move into other nearby crops.

T. There are no requirements for pesticide use reporting or testing for industrial hemp when cultivated by an "Established Agricultural Research Institution" if pesticides on the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA) 25(b) list are used. In addition, "Established Agricultural Research Institutions" may be using chemicals or pesticides that are extremely toxic to people and wildlife and which may pollute soil, ground water, and/or nearby water sources.

U. If cloned hemp plants are used for experimentation they are exempt from nursery standards at this time and may not be inspected for plant cleanliness standards leaving them susceptible to insect and disease infection.

V. Presently, there are no movement restrictions on hemp plants, including the industrial hemp plants that contain THC levels greater than .3%.

W. Industrial hemp and cannabis are not compatible crops. Thus, if the Board elects to pursue a particular option with respect to the outdoor cultivation of cannabis, the existence of industrial hemp grows as maintained by "Established Agricultural Research Institutions" may preclude the Board from executing desirable projects and/or development plans.

X. At this time, there are no approved testing labs to perform the chemical analysis needed to determine the THC levels in hemp plants. Thus, presenting challenges for law enforcement when distinguishing between industrial hemp and cannabis.

Y. The cultivation of industrial hemp by an "Established Agricultural Research Institutions" prior to the adoption of reasonable regulations is harmful to the welfare of residents, creates a nuisance, and threatens the safety and land of nearby property owners.

Z. There is an urgent need for the Agricultural Commissioner, Sheriff's Office, and County Counsel to assess the impacts of industrial hemp grown by "Established Agricultural Research Institutions" and to explore reasonable regulatory options relating thereto.

AA. The allowance of cultivation of industrial hemp by "Established Agricultural Research Institutions," as defined by FAC Section 8100(c), prior to the adoption of reasonable regulations, creates an urgent and immediate threat to the public health, safety or welfare of the citizens and existing agriculture in San Joaquin County.

BB. San Joaquin County has a compelling interest in protecting the public health, safety, and welfare of its residents and businesses, in preventing the establishment

of nuisances, while also allowing the cultivation of industrial hemp under FAC Division 24 by legitimate "Established Agricultural Research Institutions" for legitimate research purposes.

CC. This ordinance complies with State law and imposes reasonable regulations that the Board of Supervisors concludes are necessary to protect the public safety, health and welfare of residents and business within the County.

SECTION 3. Declaration of Urgency. Based on the findings set forth in Section 2 hereof, this ordinance is declared to be an urgency ordinance that shall be effective immediately after it is adopted by the Board of Supervisors.

SECTION 5. Severability. If any part or provision of this ordinance, or the application to any person or circumstance is held invalid, the remainder of this ordinance, including the application of such part or provision to other persons or circumstances, shall not be affected and shall continue in full force and effect. To this end, the provisions of this ordinance are severable.

SECTION 6. Exempt from CEQA. The Board of Supervisors finds that the interim urgency ordinance is exempt from CEQA because it merely preserves the status quo and temporarily prohibits a specific use, the cultivation of industrial hemp by "Established Agricultural Research Institutions." Therefore, it can be seen with certainty that the interim urgency ordinance will not have a significant effect on the environment. Thus, the interim urgency ordinance satisfies the "common sense exemption."

SECTION 7. Effective Date. This urgency interim ordinance shall become effective immediately after it is adopted by the Board of Supervisors and shall remain in effect for 45 days from its date of adoption and may be extended in accordance with Government Code Section 65858.

During the term of this interim moratorium, no person or entity shall grow industrial hemp for any purposes within the unincorporated areas of San Joaquin County. As set forth above under Section 2, the cultivation of industrial hemp for commercial purposes is currently prohibited by the State of California. Additionally, during this interim moratorium, "Established Agricultural Research Institutions" will similarly be prohibited from cultivating industrial hemp for agricultural or academic research purposes. Cultivation in violation of such prohibition constitutes a nuisance.

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PASSED AND ADOPTED at a regular meeting of the Board of Supervisors of the County of San Joaquin, State of California, on this 26th of September 2017 to wit:

AYES: **Villapudua, Miller, Patti, Elliott, Winn**

NOES: **None**

ABSENT: **None**

ABSTAIN: **None**

Charles Winn

CHARLES WINN, CHAIR
Board of Supervisors
County of San Joaquin
State of California

ATTEST: MIMI DUZENSKI
Clerk of the Board of Supervisors
County of San Joaquin
State of California

BY: **Mimi Duzenski**

American States University
1325 Irvine Boulevard 2nd floor
Tustin, California 92780
Dean of Adm.'s Tel: 949-842-3004
Email: rogeragajanian@gmail.com
Email: info@americanstatesuniversity.com

October 06, 2017

TO: Mr. Tim Pelican
San Joaquin County Agricultural Commissioner

FROM: Dr. Roger Agajanian J.D.
Administrative Dean of American States University

PURPOSE: Information provided by American States University

RE: San Joaquin Interim Urgency Ordinance # 4497
Offer of Proof as to A.S.U.'s Position & Request for an Appointment

Dear Mr. Pelican;

Recently, on September 26, 2017, the San Joaquin County Board of Supervisors met and approved an Interim County Ordinance #4497 regarding the cultivation of Hemp. The meeting was one in which American States University [hereinafter A.S.U.] received no notice or opportunity to be heard. We would like to provide you with perspective through information as to why, A.S.U. respectfully contends that the Ordinance is unnecessary by, providing your office with *"fair and balanced"* documentation, or if you will, *"the other side of the story."* For your added convenience, I have provided a courtesy copy of the Ordinance # 4497 **Exhibit 8** – Ordinance # 4497.

Because this is your area of expertise, I will provide the contentions with only a brief summary of agricultural distinctions and the applicable law. I also would like to meet with you. I respectfully request that I be placed on your agenda in the near future on a date and time convenient to you, so

that I may personally provide you with any additional information and documentation that you may request.

A.S.U.'s points are as follows:

1. The core of the presentation is that we respectfully contend that there no grounds for alleging either the commission of; or the immediate threat or possibility of the crime of nuisance because there is no danger to the community.

2. A.S.U. does not contest that this urgency ordinance is adopted pursuant to *California Constitution Article 11*, Section 7; *Government Code* sections 65800 particularly section 65858. It merely contests that A.S.U. is not violating any of its provisions.

3. A.S.U. also respectfully contends that *Ordinance* # 4497 conflicts with *San Joaquin Ordinance Division 9 - Right to Farm – Chapter 1 – Not a Nuisance – Definitions* § 6 – 9000 which reads in relevant part at *Findings and Policy* § 6 – 9001-9002 as follows:

" (a) It is the purpose and intent of this chapter to reduce the loss to the County of its agricultural resources by limiting the circumstances under which agricultural operations or activities may be deemed to constitute a nuisance. It is the further intent of this chapter to provide the residents of this County with proper notification of the County's recognition and support of the right to farm agricultural lands."

"(b) This chapter is not to be construed as in any way modifying or abridging State law as set out in the California Civil Code, Health and Safety Code, Fish and Game Code, Food and Agricultural Code, Division 7 of the Water Code, or any other applicable provision of State law relative to nuisances; rather it is only to be utilized in the interpretation and enforcement of the provisions of this code and County regulations."

(c) An additional purpose and intent of this chapter is to promote a good neighbor policy. It is intended that, through mandatory disclosures, purchasers and users will better understand the impact of living near agricultural operations or activities and be prepared to accept attendant conditions as a normal and necessary aspect of living in a county with a strong rural character and an active agricultural sector.

4. The Ordinance #4497 is quite lengthy. There are 29 paragraphs. A.S.U. has taken them relevant paragraph by relevant paragraph and in a summary fashion [appearing in *italics]* as follows:

Quoting from the Ordinance 4497 # A in part: , *"…An institution of higher education (as defined in section 101 of the Higher Education Act of 1965 (20 U.S.C. 1001)) or a State department of agriculture may grow or cultivate industrial hemp if: (1) the industrial hemp is grown or cultivated for purposes of research conducted under an agricultural pilot program or other agricultural or academic research; and (2) the growing or cultivating of industrial hemp is allowed under the laws of the State in which such institution of higher education or State department of agriculture is located and such research occurs."*

This is a correct statement of the law. American States University [hereinafter A.S.U.] qualifies as to all three criteria.

1. Agricultural Pilot Program which the California Legislature specifically designated a Pilot Program for five counties; one of them being San Joaquin County.
2. Academic Research & Development
3. California is a state in which the growing of industrial hemp is allowed under terms and conditions set forth infra. [*United States Farm Bill of* 2014; and *California Senate Bill* 566]

Quoting from the Ordinance 4497 # B & C: *" Division 24. Industrial Hemp of the State of California Food and Agricultural Code (hereafter "FAC") allows for the growing and cultivation of industrial hemp." "On January 1, 2017, Division 24, Industrial Hemp of the FAC became operative."*

It is important to note that industrial hemp is not only legal; but there is no criminal statute regarding it except, of course, San Joaquin County Ordinance # 4497. The creation of an Ordinance, a criminal statute misdemeanor regarding an activity which is legal especially going after the only university in the county conducting research and development is the reason for the Responses set forth infra taken one lettered paragraph at a time.

Quoting from the Ordinance 4497 # D: *"The cultivation of industrial hemp for commercial purposes as defined under FAC Division 24 is prohibited within the State of California and San Joaquin County until the Industrial Hemp Advisory Board has developed and implemented the requisite industrial hemp seed law, regulations, or enforcement mechanisms."*

This is a legal conclusion that is not true. It flies in the face of # A, #B, and #C supra. And if that were true, then why is there a need for an interim ordinance? There would already be laws in force and effect

Quoting from the Ordinance 4497 # E and # F: There is no dispute with this language. There is a creation of an Advisory Board; and A.S.U. is exempt from the regulations. This is because the intent of the California Legislature was to initiate pilot programs in agriculturally distressed counties who have suffered from poor legislation involving the Feather River Project; and the long drought as well. The Congress also understands that research and development is a pre-cursor to industrial hemp production; it takes months, even years to develop; and its progress should not be hindered.

Quoting from the Ordinance 4497 # G: Counsel has done an excellent job or defining our *"Established Agricultural Research Institution".*

Quoting from the Ordinance 4497 # H & # I: Counsel has done an excellent job of stating the definition of Hemp and Cannabis. Counsel referenced the Proposition 64 Adult Use Marijuana Act [hereinafter A.U.M.A.] a law recently signed by Governor Jerry Brown; but Counsel neglected to mention that:

1. Proposition 64 A.U.M.A. relates to and regulates only Cannabis.
2. Hemp is expressly excluded from Proposition 64 A.U.M.A...

3. *An amendment to the California Health and Safety Code"*was also encated in relevant part as follows: *"cannabis" does not mean "industrial hemp" as defined by Section 11018.5 of the Health and Safety Code."*
4. *Senate Bill* 566 expressly separates laws regarding Cannabis to Industrial Hemp.
5. And that there is an educational research and development exception.

Quoting from the Ordinance 4497 # J*: " Despite the different definitions, due to the fact that industrial hemp and cannabis are derivatives of the same plant, Cannabis sativa L., the appearance of industrial hemp and cannabis are indistinguishable."*

This is the most egregious misrepresentation of all and is at the crux of the Ordinance.

1. For the record, Ms. Sakata has been supplied with two letters from Dr. Allen Herman M.D., Ph.D., the Dean of American States University. His declaration as a long time academic and entrepreneurial researcher and developer coupled with his 19 page Curriculum Vitae distinguished for Ms. Sakata the difference between Hemp and Cannabis.

Exhibit 5 – Declaration of Dr. Allen Herman M.D., Ph.D.
Exhibit 6 – C.V. of Dr. Allen Herman M.D., Ph.D.

2. Definition contained in the *United States Farm Bill* of 2014.
3. Definition contained in *California's Proposition* 64.
4. Definition contained in the *California Health & Safety Code* § 11018.5
5. Definition contained in *California Senate Bill* 566 supra.

To represent to this body that Cannabis and Hemp are *"indistinguishable"* especially after having been provided with this information in two previous letters from A.S.U. is disingenuous to be kind. Not only can it be distinguished medically; but the federal and state legislature have seen fit to adopt that difference into law. That leaves this *San Joaquin County*

Ordinance # 4497 at odds with federal and state statutory law and case law.

Quoting from the Ordinance # 4497 # K & # L: *" Division 24 of the FAC, allows an "Established Agricultural Research Institution" to cultivate or possess industrial hemp with a greater than .3% THC level, causing such plant to no longer conform to the legal definition of industrial hemp, thereby resulting in such "research" plants constituting cannabis."*

There is absolutely no data or information to support this. A.S.U. has received three communications from Ms. Sakata; two letters and this Ordinance #4497. There have been absolutely no exhibits or declarations to support any of them. They are the conclusions of Ms. Sakata. A research and development team have to be able to test all portions of the Hemp plant to determine how to extract the C.B.D.'s which are beneficial to the medical profession. If a person wanted to obtain a high THC Cannabis, Hemp is not the starting point.

To make this kind of statement collaterally attacks those 31 states that have defined Hemp as distinct from Cannabis and removed the barriers to production. Do we assume that science is wrong and the unsupported conclusionary statements of Ms. Sakata are correct? These states are: California, Colorado, Connecticut, Delaware, Florida, Hawaii, Illinois, Indiana, Kentucky, Maine, Maryland, Michigan, Minnesota, Missouri, Montana, Nebraska, Nevada, New Hampshire, New York, North Carolina, North Dakota, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Utah, Vermont, Virginia, Washington and West Virginia.

Then there are the logical queries: If Hemp is indistinguishable with Cannabis, then why did both the federal and state legislatures remove it from the law enforcement control and give it to the federal and state Departments of Agriculture? And, I realize that *"I am preaching to the Choir";* but, nobody gets high on Hemp because it has such a low THC.

Quoting from the Ordinance 4497# N; *"the cultivation of industrial hemp by an "Establish Agricultural Research Institution" prior to the adoption of reasonable regulations poses similar threats to the public health, safety or welfare as the cultivation of cannabis."*

There were no exhibits introduced; no expert testimony either elicited; no Declarations under penalty of perjury or any other documentation which would have to survive the test of admissibility, relevancy or materiality. The Board heard only the conclusionary remarks of Ms. Erin Sakata and even those were not under penalty of perjury. There is absolutely no evidence that *“the cultivation of industrial hemp by an "Establish Agricultural Research Institution" prior to the adoption of reasonable regulations poses similar threats to the public health, safety or welfare as the cultivation of cannabis.”* It was just the legal opinion of the Deputy County Counsel who was hoping that because of her position with the Board; that no-one would question how she arrived at these conclusions. There is no data. There are no reports. There are absolutely no incidents that the research and development by American States University proximately resulted in even remember, it is the university to which this misdemeanor ordinance is aimed.

And this aim is not a silver bullet. It is more like a shot gun without regard to:

A. The fact that A.S.U. has been compliant and transparent to all forms of law enforcement and administrative bodies such as the San Joaquin County Department of Agriculture.

B. This type of action took place without notice and opportunity to be heard prevents A.S.U. from providing *“their side of the story.”*

C. The impact to our shareholders, joint venture collaborators, and the university itself is huge; especially when we have to explain why we were not able to provide “*our side of the story.”*

D. The economic ramifications are great. Vendors want to know the state of the operations. Employees want to know as well.

E. Most damaging of all is the effect on our scholarship students. A.S.U. is a university of color from the Dean, to the Board of Directors, to the administration and staff. A.S.U. has created a most creative and upward mobility opportunity who are otherwise qualified to attend a college or university; but whose last barrier seems to be financial. After all, in most universities there are only two types of students left; *“rich kids and kids who are going to be in debt the rest of their lives”.*

To address this dilemma, A.S.U. has created a graduated tuition rate to help the working poor.

$00 to $15,000 earnings per year	100%	Scholarship
$15,001 to $25,000 earnings per year	75%	Scholarship
$25,001 to $35,000 earnings per year	50%	Scholarship
$35,001 to $45,000 earnings per year	25%	Scholarship
$45,000 + earnings per year	No	Scholarship

F. The hemp estimates of revenue by the California Legislature into the California economy in 2012 was $500,000,000. One can only imagine what it is now. Couple this with the fact that five California counties have been selected to head up this project; as pilot counties; and one of them is San Joaquin County.

Quoting from Ordinance 4497 # O: *"The cultivation of industrial hemp by an "Established Agricultural Research Institution" prior to the adoption of reasonable regulations will create an increased likelihood of criminal activity".*

There is absolutely no evidence of criminal activity or the increased likelihood of criminal activity. Ms. Sakata knew this at the time she made the misrepresentation to this Board. For example, there are no incident reports, no police reports; no complaints to HRM Farms or its neighbors; and absolutely no information at all that would lead anyone to believe that the actions of American States University Research and Development team would either cause proximately or otherwise an environment wherein there would *"create an increased likelihood of criminal activity."* This is hugely important because one of the requirements of a Nuisance is just that.

William Bills indicated to Ms. Sakata in one of the responses to her that there have been invitations by Mr. Bills to Stockton Police, Drug Enforcement Administration and San Joaquin County Sheriffs to visit the facility. In addition, there is a warning sign on the property with a logo of the university and a disclosure that this is Hemp not Cannabis. There have also

been two visit inquiries from the California Drug Enforcement Administration/. An open invitation has been extended to all of the above-mentioned members of law enforcement; a fact which Ms. Sakata knew and did not disclose to this Board.

Quoting from Ordinance # P: *"The cultivation of industrial hemp by an "Established Agricultural Research Institution" prior to the adoption of reasonable regulations will attract crime and associated violence, including without limitation, theft, robberies, illegal firearms, shootings and homicides."*

This language is based on conclusions without any evidence to support it whatsoever. There have been absolutely no detentions; no arrests; no reports, and absolutely no information at all that would lead anyone to believe that the actions of American States University Research and Development team would either cause proximately or otherwise an environment wherein it would "*attract crime and associated violence, including without limitation, theft, robberies, illegal firearms, shootings and homicides" "*This is just fear tactics in its lowest form. This is hugely important because one of the requirements of a Nuisance is just that.

Quoting from Ordinance 4497 # Q: *"Investigations of industrial hemp grows are time consuming, labor intensive, and potentially dangerous."*

This is also untrue and Ms. Sakata knows it. *California Senate Bill* # 566 addresses the concern that there would be a burden on law enforcement due to the industrial hemp crops. It is the intent of the Legislature that law enforcement not be burdened with tetrahydrocannabinol [THC]. A.S.U. has been very transparent regarding the site. It has provided to all who inquire a copy of the site from the air; location of the site; and invitations to law enforcement to visit the location. Any officer of the Agricultural Department is also invited at any time. In addition, there is a sign which has the A.S.U. logo and a disclaimer that it is Hemp not Cannabis.

Quoting in part from Ordinance 4497 # R: " *Currently the State of California has not yet identified, nor approved seed sources for industrial hemp. Un-regulated seed sources can be infested with exotic weed seed or carry plant diseases. Once exotic weeds or plant diseases are established they are difficult and costly to eradicate. Soil borne diseases, once*

established can result in quarantines that restrict plant movement as well as crop rotations"

"Currently the State of California has not yet identified, nor approved seed sources for industrial hemp."

This is also not true. *California Senate Bill* 566 provides a approved list of seed cultivars. *S.B. 566* § 81002 (b). Incidentally, A.S.U. is exempt from this requirement; yet voluntarily chooses to comply with its standards imposed. Quoting again from *S.B.* 566 Industrial Hemp is an agricultural crop produced in at least 30 nations including *"Canada, Great Britain, France, Germany, Romania, Australia and China."* What Ms. Sakata failed to advise this Board was that A.S.U. / Free Spirit Organics received approval to conduct "*industrial hemp research and development* " from the State of Nevada, Department of Agriculture. Attached is Exhibit 2 a letter from the Nevada Department of Agriculture which reads in part; *"This letter is to inform you that your application to participate in the 2016 season of industrial hemp research and development within the state of Nevada hasbeen processed. After a detailed review of your intentions as a researcher / producer of industrial hemp in this state, your approval has been granted."*

Exhibit 2- Letter from Nevada Department of Agriculture, page 1, par. 1

In addition, also not disclosed to this Board is Declaration of Certification of Industrial Hemp Production Research and Development Program issued by the Nevada Department of Agriculture.

Exhibit 3 Declaration.

And probably most troubling of the compliance misrepresentations is the San Joaquin County Report of Commodities Farm and Tract Detail Listing wherein it was reported the crop commodity as Hemp.

Exhibit 4 - Report of Commodities.

Quoting from Ordinance 4497 # R:

Un-regulated seed sources can be infested with exotic weed seed or carry plant diseases. Once exotic weeds or plant diseases are established they are difficult and costly to eradicate. Soil borne diseases, once established

can result in quarantines that restrict plant movement as well as crop rotations."

The statement is true; but the attempt to somehow "*boot strap*" this to A.S.U. is genuinely disingenuous. There have been absolutely no reports of any weed or plant disease, either water delivered, soil borne or air borne. There has been no attempt to quarantine any seeds; probably since the source of them was the Nevada Department of Agriculture. And finally, again quoting from the Nevada Department of Agriculture Letter [Exhibit 2] we are required to*: "Maintain records of water / fertilizer / pesticide applications and plant growth. Forward all outside lab results to the NDA. Submit end of season report detailing the following cultivation attributes: Struggles / Successes; Yield / Production; Budget Analysis; Post Production Intentions; and Varietal Expectation / Performance."*

Quoting from Ordinance # 4497 in relevant part # S, # T, # U, # V & # W::

"Industrial hemp can serve as a host to mites and other insects." **[#S]**

"There are no requirements for pesticide use reporting or testing for industrial hemp when cultivated by an "Established Agricultural Research Institution" **[# T]**

"If cloned hemp plants are used for experimentation they are exempt from nursery standards at this time and may not be inspected for plant cleanliness standards leaving them susceptible to insect and disease infection". **[#U]**

"Presently, there are no movement restrictions on hemp plants, including the industrial hemp plants that contain THC levels greater than .3%." **[#V]**

"Industrial hemp and cannabis are not compatible crops." **[#W]**

A.S.U. does not know how to address this series of circuitous and nonsense statements. How can Hemp and Cannabis be indistinguishable and not compatible?

The purpose of these scare tactics is to attack the only university that is trying to conduct research and development program. Illegal and dangerous operation that not only is committing misdemeanors; but is doing so with such disregard to the health safety and welfare of the residents of this county; that immediate, secret, ex parte and specific legislation should be targeted at just them. There is an attempt to characterize A.S.U. as some nefarious, It is at a great cost to the university and its collaborators. All of these paragraphs are created to create panic, paranoia, and urgency. After all, none of them are based on facts. There are no exhibits; no empirical studies; no laws or regulations.

This is rather disingenuous and flat out untrue. A.S.U. referenced in one of its responses to County Counsel that " insects and birds don't like Hemp because it does not taste good. They like other plants and vegetables. Any pesticides that are used are organic. The approval letter from the Nevada Department of Agriculture + the Declaration for Certification of Industrial Hemp + the San Joaquin Report of Commodities + the Certificate of Analysis all set forth the compliance procedures followed by A.S.U. and its collaborators

Quoting from Ordinance 4497 # X: *"At this time, there are no approved testing labs to perform the chemical analysis needed to determine the THC levels in hemp plants. Thus, presenting challenges for law enforcement when distinguishing between industrial hemp and cannabis."*

This is also untrue and Ms. Sakata knows it. Attached herein as Exhibit 1 is a copy of the independent laboratory analysis by Steep Hill located in Berkeley, California on the Holt Property. It was commissioned by A.S.U.. The findings show a 0.21% THC far below the 0.30% mandated by the state of California. *California Senate Bill 566* requires that there be an independent laboratory test sampling of the industrial hemp crop *"having no more than 3/10 of 1% THC contained in a random sampling."* S.B. 566, Paragraph 4. *California Health & Safety Code* § 110018 defines Industrial Hemp as *" a fiber or oil seed crop, or both, that is limited to nonpsychoactive types of plants…..having no more than three-tenths of 1 percent tetrahydrocannabininol (THC)…"*
Exhibit 1 - Steep Hill Certificate of Analysis

Also attached is the Certificate of Analysis from Konocti Analytics.

Exhibit 7 – Konocti Certificate of Analysis

Quoting in relevant part from Ordinance # 4497 #Y, # Z, # AA, # BB,#CC:

" *The cultivation of industrial hemp is harmful to the welfare of residents, creates a nuisance, and threatens the safety and land of nearby property owners."* **[# Y]**

"*There is an urgent need…"* **[# Z]**

" *The allowance of cultivation of industrial hemp by "Established Agricultural Research Institutions," creates an urgent and immediate threat to the public health, safety or welfare of the citizens and existing agriculture in San Joaquin County."* **[# AA]**

" *San Joaquin County has a compelling interest in protecting the public health, safety, and welfare of its residents and businesses, in preventing the establishment of nuisances ……"* **[# BB]**

" *This ordinance complies with State law and imposes reasonable regulations that the Board of Supervisors concludes are necessary to protect the public safety, health and welfare of residents and business within the County."* **[# CC]**

This is untrue. Neither the federal government nor the state have imposed criminal sanctions in the form of felonies or misdemeanors. In fact, quite the opposite is true.

<u>Quoting from California Civil Code Division 4, Part 3, Nuisance § 3479 to § 3508.2 in relevant part reads as follows:</u>

"Anything which is injurious to health, including, but not limited to, the illegal sale of controlled substances, or is indecent or offensive to the senses, or an obstruction to the free use of property, so as to interfere with the comfortable enjoyment of life or property, or unlawfully obstructs the free passage or use, in the customary manner, of any navigable lake, or river, bay, stream, canal, or basin, or any public park, square, street, or highway, is a nuisance"

<u>None of these elements to the crime apply: For example:</u>

1. There has been no pattern of continuous activity that can be classified as a nuisance. There is no track record of violations which

precedes the creation of a nuisance law specifically targeted at one university of color in which all of the owners and officers are people of color.

2. Nuisance usually involves excessive noise; water delivery borne; air borne; pests and bird driven invasions to the space of others. There is no such allegations or proof of any of these.
3. There have been no reported incidents from neighboring property owners of any activity that may constitute a nuisance.
4. There have been no incident reports from residents of San Joaquin County.
5. As set forth supra; San Joaquin County law enforcement, the D.E.A. have all been invited to the property. They have driven by on numerous occasions and personally visited the property on at least two occasions. Samples of the Hemp have been taken.
6. There is no heavily populated area to which any activity from this farm can be impacted; not by airborne; water delivered.
7. Which is exactly why the *United States Farm Bill of* 2013 - 2014 and the California Legislation such as *Proposition 64 A.U.M.A.* and *California Senate Bill* 566; and *California Health & Safety Code* § 11018.5 have deliberately exempted Hemp from any reference to Cannabis.
8. A commission of a crime involves an act and intent. All of the exhibits counter any type of allegation that A.S.U. intended to commit nuisance.

Conclusion:

There is no question that it is your office that has the discretion to regulate and oversee the activities of this project. What we respectfully request is that there be no rush to judgment. Let us provide you with any and all documentation and information similar to what we do procedurally with the state of Nevada Department of Agriculture namely; A.S.U. and Free Spirit Organics N.A.C. are required to*: "Maintain records of water / fertilizer / pesticide applications and plant growth. Forward all outside lab results to the NDA. Submit end of season report detailing the following cultivation attributes: Struggles / Successes; Yield / Production; Budget Analysis; Post Production Intentions; and Varietal Expectation / Performance."* A.S.U. stands, upon request*, "ready, willing and able"* to provide all of the above-mentioned.

Give us the opportunity to remain transparent; to keep you constantly informed and to perform any other compliance, notice requirements and performance requirements required of you. You will always maintain full discretionary authority over the above-referenced activities; so the legal remedies remain the same. The difference is that you have graciously allowed us to present *"our side of the story".*

We would like to thank you for allowing us to present our position regarding the San Joaquin County Ordinance # 4497. Again, I am willing to meet with you at any time convenient to your schedule if you have any questions or request any further documentation.

Respectfully submitted,



Dr. Roger Agajanian J.D.
Administrative Dean of American States University &
Member of the Board of Directors
cc. Dr. Allen Herman M.D.; Ph.D.

STATE OF CALIFORNIA - COUNTY OF SAN JOAQUIN
SEARCH WARRANT AND AFFIDAVIT
(AFFIDAVIT)

Agent Michael Eastin swears under oath that the facts expressed
(Name of Affiant)
by him/her in this Search Warrant and Affidavit and the attached and incorporated statement of probable cause are true and that based thereon he/she has probable cause to believe and does believe that the property and/or person described below is lawfully seizable pursuant to Penal Code Section 1524, as indicated below, and is now located at the locations set forth below. Wherefore, Affiant requests that this Search Warrant be issued.

(Signature of Affiant)

NIGHT SEARCH REQUESTED: YES [ ] NO [X]

SEALING ORDER REQUESTED YES [ ] NO [X]

(SEARCH WARRANT)

THE PEOPLE OF THE STATE OF CALIFORNIA TO ANY SHERIFF, POLICEMAN OR PEACE OFFICER IN THE COUNTY OF SAN JOAQUIN: proof by affidavit having been made before me by **Michael Eastin**
(Name of Affiant)

that there is probable cause to believe that the property described herein may be found at the locations set forth herein and that it is lawfully seizable pursuant to Penal Code Section 1524 as indicated by "x"(s) in that it

____ was stolen or embezzled
____ was used as the means of committing a felony
__X__ is possessed by a person with the intent to use it as means of committing a public offense or is possessed by another to whom he or she may have delivered it for the purpose of concealing it or preventing its discovery
____ tends to show that a felony has been committed or that a particular person has committed a felony
____ tends to show that sexual exploitation of a child, in violation of P.C. Section 311.3, or depiction of sexual conduct of a person under the age of 18 years, in violation of Section 311.11, has occurred or is occurring
____ there is a warrant for the person's arrest

YOU ARE THEREFORE COMMANDED TO SEARCH:

LOCATION(S):

11700 West Lower Jones Road, Stockton, CA. also known as San Joaquin County Parcel# 12915007, is a (299.29) acre agricultural parcel within San Joaquin County. Located on the property is a large white in color shop which inside contains multiple vehicles, and travel trailers. Also located on the property is a white travel trailer just to the

south west of the shop. No postings of the address were visible along the roadway for this location.

including all rooms, attics, basements, detached garages, and other parts thereon, the surrounding grounds and any garages, storage rooms, trash containers and outbuildings of any kind, any vehicles on the property, and any other item on the property wherein marijuana can be hidden.

SUSPECT(S):

1. Burgin, Glenn Clifford WMA 08/28/42, 5-09, 250, brown, green, CDL# D0557958.
2. Umbrello, Michael Anthony WMA 07/23/55, 5-04, 160, brown, brown, CDL# N0540822.
3. Bills, William Kevin Lar OMA 08/14/59, 5-08, 163, black, brown, CDL# N6573845.

Also any vehicles under the control of Glenn Burgin, Michael Umbrello, and William Bills at the time this warrant is served, as evidence by DMV registration information, possession of keys to the vehicle(s), actual use of the vehicle and witness statements or admissions.

FOR THE FOLLOWING PROPERTY:

**See Exhibit A

AND TO SEIZE IT IF FOUND and bring it forthwith before me, or this court, at the courthouse of this court. This Search Warrant and incorporated Affidavit was sworn to and subscribed before me this ____day of ________, 20__, at 10:00pm AM/PM. Wherefore, I find probable cause for the issuance of this Search Warrant and do issue it.

[signature] ,
(Signature of Magistrate)

10/9/17

NIGHT SEARCH APPROVED: YES [ ] NO [X]
SEALING ORDER APPROVED: YES [ ] NO [ ]

EXHIBIT A

For the following property

1. Marijuana/Hemp
2. Marijuana/Hemp paraphernalia and packaging materials which include, but is not limited to, plastic baggies, aluminum foil, pipes, razor blades, scales, sieves and strainers
3. Articles of personal property tending to document sales of Marijuana/Hemp including buyers' lists, sellers' lists, recordation of quantities, dates, amounts of money, names and telephone numbers.
4. Articles of personal property tending to establish the identity of persons who have dominion and control over the premises, vehicles, outbuildings and areas hereinabove described where controlled substances and associated evidence may be found. Such articles of personal property include, but are not limited to, cancelled mail, rental agreements, rent receipts, mortgage or purchase documents, utility company bills, personalized identification, driver's licenses, personal mail, keys and photographs.
5. Growing Marijuana/hemp plants, in all stages of drying and processing.
6. Books, pamphlets, periodicals or written instructions relating to the cultivation, sales and use of Marijuana/hemp.
7. Equipment and tools associated with the cultivation and processing of Marijuana/hemp including, but not limited to, irrigation devices, growing lamps, heating devices, shears, clippers, and timers.
8. Paraphernalia and packaging materials associated with the use and sales of Marijuana/hemp including, but not limited to, cigarette papers, cigarette rolling machines, drying screens, scales, sifters and sieves, razor blades, plastic baggies, and aluminum foil.
9. Inspection of utility boxes and any devices used to bypass the PG&E metering device for the residence(s).